Exhibit 2.1

OSISKO MINING CORPORATION

and

BRETT RESOURCES INC.

SUPPORT AGREEMENT

March 21, 2010

3.20	Investment Company	23

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		23

4.1	Organization	24
4.2	Authority	24
4.3	Capitalization	25
4.4	Options to Purchase Shares	25
4.5	Listing	25
4.6	Disclosure Filings	25
4.7	Company Disclosure Documents	25
4.8	No Conflicts or Violations	26
4.9	No Material Adverse Change	27
4.10	Brokerage Fees	27
4.11	Consents	27
4.12	Conduct of Business	27
4.13	Licenses	28
4.14	Reports	29
4.15	Books and Records	29
4.16	Outstanding Acquisitions or Dispositions	29
4.17	No Undisclosed Material Liabilities	30
4.18	Real Property	30
4.19	No Guarantees or Indemnities	30
4.20	No Swaps	30
4.21	No Shareholder Agreement	30
4.22	Material Contracts	31
4.23	Mineral Properties	31
4.24	Litigation	32
4.25	No Insolvency	32
4.26	Officer Obligations	32
4.27	Business in Compliance with Laws	33
4.28	Employment Matters	33
4.29	Tax Matters	34
4.30	Environmental Matters	36
4.31	Insurance	38
4.32	Related Party Transactions	38
4.33	Privacy Laws	38
4.34	Residency	38
4.35	Shareholder Rights Plan	38
4.36	Foreign Private Issuer	38
4.37	Investment Company	39

ARTICLE 5 CONDUCT OF BUSINESS		39

5.1	Conduct of Business by the Company	39

ARTICLE 6 COVENANTS OF THE COMPANY		43

6.1	Non-Solicitation	43
6.2	Right to Match	46

ii

6.3	Termination Fee	47
6.4	Injunctive Relief	48
6.5	Board of Directors of the Company	48
6.6	Consents	48
6.7	Market Purchases	48
6.8	Cooperation	48

ARTICLE 7 COVENANTS OF OFFEROR		49

7.1	Directors’ and Officers’ Insurance; Indemnification	49
7.2	Officers and Employees	49

ARTICLE 8 MUTUAL COVENANTS		49

8.1	Notice Provisions	49
8.2	Additional Agreements and Filings	50
8.3	Access to Information	51
8.4	Publicity	51
8.5	Privacy Matters	51

ARTICLE 9 TERMINATION, AMENDMENT AND WAIVER		52

9.1	Termination	52
9.2	Effect of Termination	54
9.3	Amendment	54
9.4	Waiver	54

ARTICLE 10 GENERAL PROVISIONS		55

10.1	Notices	55
10.2	Miscellaneous	56
10.3	Binding Effect and Assignment	56
10.4	Expenses	56
10.5	Survival	56
10.6	Severability	57
10.7	Counterpart Execution	57

iii

SUPPORT AGREEMENT

THIS AGREEMENT made as of the 21st day of March, 2010.

BETWEEN:

OSISKO MINING CORPORATION, a company governed by the laws of Canada

(the “Offeror”)

– and –

BRETT RESOURCES INC., a company governed by the laws of the Province of British Columbia

(the “Company”)

WHEREAS the Offeror desires to acquire all of the Common Shares (as hereinafter defined) of the Company prior to the Expiry Time (as hereinafter defined) and is prepared to make an offer to acquire such Common Shares;

AND WHEREAS the Company has entered into a lock up agreement with each of the officers and directors of the Company (collectively, the “Lock-Up Agreements”) pursuant to which they have each agreed to tender their Common Shares to the Offer on the terms and subject to the conditions set forth in such Lock-Up Agreement;

AND WHEREAS the board of directors of the Company (the “Board of Directors”) has determined, after consultation with its financial and legal advisors, that the consideration per Common Share to be received by the Shareholders (as hereinafter defined) pursuant to the Offer (as hereinafter defined) is fair and that the transactions contemplated in the Offer are in the best interests of the Company and the Shareholders and the Board of Directors has resolved to support the Offer and to recommend acceptance of the Offer to Shareholders (other than the Offeror), all on the terms and subject to the conditions contained herein;

AND WHEREAS the Board of Directors has determined that it would be in the best interests of the Company and the Shareholders for the Company to enter into this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1                               Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms have the meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an affiliate; “control” as used with respect to any Person, means the possession, directly or indirectly, of the power, in fact, to appoint the directors, management committee or similar managing body of such Person, through the ownership of voting securities.

“Agreement”, “this Agreement”, “herein”, “hereto”, and “hereof” and similar expressions refer to this Agreement, including the Schedules hereto, as the same may be amended or supplemented from time to time.

“Alternative Transaction” means (i) any merger, amalgamation, take-over bid, tender offer, arrangement, recapitalization, consolidation, reorganization, business combination, liquidation, dissolution or security exchange involving directly or indirectly the Company or any of its Subsidiaries, (ii) any direct or indirect sale or acquisition of assets representing 20% or more of the fair market value of the assets of the Company and its Subsidiaries on a consolidated basis, in a single transaction or a series of related transactions, (iii) any direct or indirect sale or acquisition of beneficial ownership of 20% or more of the Company’s shares of any class or rights or interests therein or thereto, in a single transaction or a series of related transactions, (iv) any similar business combination or transaction, of or involving the Company or any of its Subsidiaries, or (v) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than the Offeror, excluding the Offer or any transaction to which the Offeror or an Affiliate of the Offeror or its Subsidiaries is a party.

“Annual Financial Statements” means the annual audited consolidated financial statements of the Company for the fiscal years ended on August 31, 2009 and August 31, 2008, true and complete copies of which have been filed on SEDAR.

“Bid Circular” has the meaning set forth in Section 2.1(c).

“Board of Directors” has the meaning set forth in the recitals to this Agreement.

“Books and Records” means the Financial Records and all other books, records, files and papers of the Company and its Subsidiaries, including drawings, engineering information, manuals and data; sales and advertising materials, sales and purchase correspondence, trade association files, research and development records; lists of present and former customers and suppliers, personnel, employment and other records, and all records, data and information stored electronically, digitally or on computer-related media.

“Business Day” means any day except a Saturday, Sunday or statutory holiday in Toronto, Ontario or Vancouver, British Columbia.

“Common Shares” means the common shares of the Company.

“Company” means Brett Resources Inc.

“Company Budget” has the meaning set out in Section 5.1(b)(xiii).

“Company Disclosure Documents” means:

(a)                                  the annual information form of the Company dated January 15, 2010 for the year ended August 31, 2009;

(b)                                 the management information circular of the Company dated November 12, 2009;

(c)                                  the annual audited consolidated financial statements of the Company for the year ended August 31, 2009 and August 31, 2008;

(d)                                 the management discussion and analysis of the Company for the fiscal year ended August 31, 2009;

(e)                                  the unaudited consolidated interim financial statements of the Company for the three months ended November 30, 2009;

(f)                                    the management discussion and analysis of the Company for the interim period ended November 30, 2009; and

(g)                                 all material change reports filed by the Company on SEDAR after August 31, 2009.

“Company Disclosure Letter” means the letter dated the date of this Agreement from the Company to the Offeror delivered concurrently with this Agreement.

“Company Plans” means all agreements, health, welfare, supplemental unemployment benefit, bonus, profit sharing, deferred compensation, share purchase, share compensation, disability, pension or retirement plans and other employee compensation, retention or benefit plans, policies or arrangements that are maintained by or binding upon the Company or its Subsidiaries.

“Compulsory Acquisition” means an acquisition by the Offeror of Common Shares not tendered to the Offer utilizing the provisions of Section 300 of the Business Corporations Act (British Columbia).

“Confidentiality Agreement” means the confidentiality agreement dated as of March 10, 2009 between the Company and the Offeror.

“Contaminant” means any asbestos, asbestos containing materials or urea formaldehyde, hydrocarbons, chlorinated solvents, polychlorinated biphenyls (“PCBs”), PCB-containing equipment or materials, lead, contaminant pollutants, substances of a deleterious, dangerous, hazardous, corrosive or toxic nature, dangerous goods, special subjects, or hazardous waste, or any other substance that is regulated under any applicable Environmental Law with respect to its presence, use, collection, storage, transportation, treatment or disposal.

“Contemplated Transactions” means the making of the Offer, the consummation of the transactions contemplated herein and all actions and negotiations in contemplation thereof, including the Offer, the take-up of Common Shares under the Offer, any Compulsory Acquisition, any Subsequent Acquisition Transaction and any subsequent combination of the Offeror and the Company.

“Contract” means any contract, agreement, commitment, undertaking, licence, note, bond, mortgage, indenture, loan or deed of trust, whether or not in writing, including tenant leases.

“Directors’ Circular” has the meaning set forth in Section 2.2(j).

“Effective Time” means the time that the Offeror shall have taken up the number of Common Shares sufficient to satisfy the Minimum Condition.

“Employees” means all individuals employed by, or who have entered into a consulting agreement with, the Company and its Subsidiaries on a full-time, part-time or temporary basis including all individuals on disability leave, parental leave or other absence from work.

“Encumbrances” means any mortgage, trust, lien, pledge, charge, security interest, restriction, claim, easement, encroachment, leasehold estate, defect, encumbrance, right to use or acquire, ownership interest, action, demand or other encumbrance of any nature whatsoever.

“Environmental Laws” means all applicable supranational, federal, provincial, municipal, state, local and foreign statutes, laws, by-laws, ordinances, rules, certificates, orders, injunctions, arbitral awards, grants, regulations and other authorizations of any Governmental Authority imposing liability or standards of conduct for or relating to the regulation of activities, materials, substances, wastes or Contaminants in connection with or for or to the protection of human health, occupational health and safety, the environment or natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation) and under common law.

“Environmental Permit” means any permit, approval, authorization, licence, certificate, registration, or consent issued by any Governmental Authority pursuant to any Environmental Laws.

“Equity Participation Agreement” means the equity participation agreement entered into between the Company and Kinross Gold Corporation, dated July 31, 2008.

“Expiry Date” means the date on which the Expiry Time occurs.

“Expiry Time” has the meaning set forth in Section 2.1(b).

“Fairness Opinions” means the opinions of the Company’s financial advisors, Genuity Capital Markets and Dundee Securities Corporation, that the consideration to be offered to Shareholders under the Offer is fair, from a financial point of view, to Shareholders, other than the Offeror and their Affiliates, a complete copy of which shall be attached to the Directors’ Circular.

“Financial Records” means all of the books of account and other financial data and information of the Company and its Subsidiaries, and includes all such records, data and information stored electronically, digitally or on computer-related media.

“Financial Statements” means the Annual Financial Statements and the Interim Financial Statements.

“Frankfurt” means the Frankfurt Stock Exchange.

“Fully-Diluted Basis” means, with respect to the number of outstanding common shares of a company at any time, such number of common shares calculated assuming that all share purchase warrants, stock options and other securities exercisable or convertible into Common Shares are exercised or converted, as applicable, for Common Shares.

“GAAP” means Canadian generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” means (a) any domestic, federal, state, provincial, territorial, municipal, local, foreign or supranational regulatory authority or government department or agency, commission, ministry, office, court, tribunal, Crown corporation, stock exchange, central bank, or any other similar entity having jurisdiction over the affairs of the Company or its subsidiaries, (b) any subdivision or authority thereof or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Improvements” means all buildings, fixtures, sidings, parking lots, roadways, structures, erections, fixed machinery, fixed equipment and appurtenances situate on, in, under, over or forming part of, any Real Property.

“Intellectual Property” means all of the rights to and interests of the Company and its Subsidiaries in intellectual property including without limitations all copyrights, trademarks, patents, design rights and trade secrets.

“Interim Financial Statements” means the unaudited consolidated interim financial statements of the Company for the three month period ended on November 30, 2009, true and complete copies of which have been filed on SEDAR.

“Latest Mailing Time” has the meaning set forth in Section 2.1(c).

“Laws” means all applicable laws including Securities Laws, statutes, by-laws, rules, regulations, orders, codes, policies, notices and directions and judicial, arbitral, administrative, ministerial or departmental judgments, awards, or other requirements of any Governmental Authority, court or other authority having jurisdiction over the applicable Party.

“Leased Premises” means the Real Property that is leased, subleased, licensed to or otherwise occupied by, the Company or any of its Subsidiaries, including all Improvements situate on, in, under, over or forming part of such Real Property.  For greater certainty, “Leased Premises” shall not include mining leases, mining claims or other property, proprietary or contractual interests or rights including interests and rights under option and/or joint venture agreements, in respect of the ore bodies and minerals located in properties in which the Company has an interest

“Legal Proceeding” means any litigation, action, application, suit, investigation, hearing, claim, deemed complaint, grievance, civil, administrative, regulatory or criminal, arbitration proceeding or other similar proceeding, before or by any court or other tribunal or Governmental Authority and includes any appeal or review thereof and any application for leave for appeal or review.

“Licence” means any licence, permit, authorization, approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for, the Company or any of its Subsidiaries by any Governmental Authority.

“Lock-Up Agreements” has the meaning set forth in the recitals to this Agreement.

“Material Adverse Change” means, in respect of the Offeror or the Company, any one or more changes, events or occurrences, and “Material Adverse Effect” means, in respect of the Offeror or the Company, any state of facts, which, in either case, either individually or in the aggregate, are, or would reasonably be expected to be, material and adverse to the business, operations, results of operations, prospects, properties, assets, liabilities or financial condition of the Offeror on a consolidated basis, or of the Company on a consolidated basis, other than any change, effect, event or occurrence (i) relating to the global economy or securities markets in general, (ii) affecting the worldwide mining industry in general and which does not have a materially disproportionate effect on the Offeror or the Company on a consolidated basis, respectively, (iii) resulting from changes in the price of gold, (iv) relating to the rate at which Canadian dollars can be exchanged for United States dollars or vice versa, (v) in GAAP, or (v) a change in the trading price of the Offeror Shares or the Common Shares following and reasonably attributable to the disclosure of the Arrangement and the other transactions contemplated herein

“Material Contract” means any contract to which the Company or any of the Subsidiaries is a party or by which any of them or their properties or assets are bound that: (a) provide for obligations of the Company and/or its Subsidiaries exceeding $100,000; (b) if terminated, would reasonably be expected to have a Material Adverse Change; (c) is a contract that contains any non-competition obligations or otherwise restricts in any material way the business of the Company or any of its Subsidiaries; (d) is a contract pursuant to which the Company or any of its Subsidiaries provides an indemnification to any other person (other than the Company or any of its Subsidiaries, or a director or officer of the Company or any of its Subsidiaries), (e) is for borrowed money; (f) contains a guarantee of an obligation of a third party; (g) provides for termination, payment or other event to occur as a result of the Contemplated Transactions in any manner; or (h) is otherwise material to the Company and its Subsidiaries taken as a whole.

“Minimum Condition” means the condition set forth in paragraph (a) of Schedule “A”.

“Misrepresentation” has the meaning ascribed thereto in the Securities Act (Ontario), as amended.

“Offer” has the meaning set forth in Section 2.1(a).

“Offer Documents” has the meaning set forth in Section 2.4(a).

“Offeror Annual Financial Statements” means the annual audited consolidated financial statement of the Offeror as at and for the years ended December 31, 2009 and December 31, 2008.

“Offeror Board” means the board of directors of the Offeror.

“Offeror Disclosure Documents” means

(a)                                  the annual information form of the Offeror for the fiscal year ended December 31, 2008;

(b)                                 the management information circular of the Offeror dated May 21, 2009;

(c)                                  the annual audited consolidated financial statements of the Offeror for the years ended December 31, 2009 and December 31, 2008;

(d)                                 the management discussion and analysis of the Offeror for the years ended December 31, 2009 and December 31, 2008;

(e)                                  the unaudited interim consolidated financial statements of the Offeror for the nine months ended September 30, 2009;

(f)                                    the management discussion and analysis of the Offeror for the nine months ended September 30, 2009; and

(g)                                 all material change reports filed by the Offeror on SEDAR after December 31, 2009.

“Offeror Disclosure Letter” means the letter dated the date of this Agreement from the Offeror to the Company delivered concurrently with this Agreement.

“Offeror Financial Statements” means the Offeror Annual Financial Statements and the Offeror Interim Financial Statements.

“Offeror Interim Financial Statements” means the unaudited interim financial statements of the Offeror as at and for the nine months ended September 30, 2009.

“Offeror Shares” means the common shares in the capital of the Offeror.

“Officer Obligations” means any obligations or liabilities of the Company or any of its Subsidiaries in existence on the date hereof to pay any amount to its officers and/or directors (other than for salary, benefits and directors’ fees in the ordinary course) and, without limiting the generality of the foregoing, Officer Obligations shall include the obligations of the Company or any of its Subsidiaries to officers and/or directors for severance or termination payments on a change of control of the Company pursuant to any employment agreements or otherwise in existence on the date hereof.

“Options” means any options to acquire Common Shares issued pursuant to the Company’s Stock Option Plan, as specified in the Company Disclosure Letter.

“Outside Date” means 120 days from the date of this Agreement, subject to the right of either the Offeror or the Company to postpone the Outside Date for up to an additional 60 days (in increments of 30 days) if applicable regulatory approvals have not been obtained and have not been denied by a non-appealable decision of a Governmental Authority, by giving written notice to the other Parties to such effect no later than 5:00 p.m. (Vancouver time) on the date that is 10 days (or such shorter period as is practical in the circumstances) prior to the original Outside Date (and any subsequent Outside Date), or such later date as may be agreed to in writing by the Offeror and the Company.

“Parties” means the Offeror and the Company, and “Party” means either of them.

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, corporation, limited liability company, unlimited liability company, governmental, regulatory or court authority, and a natural person in such person’s capacity as executor, administrator or other legal representative.

“Personal Information” means information about an identifiable individual as defined in the respective Privacy Law.

“Premises Lease” means a lease, an agreement to lease, a sublease, a license agreement and an occupancy or other agreement under which the Company or any of its Subsidiaries has the right, or the Company or any of its Subsidiaries has granted to another Person the right, to use or occupy any Leased Premises.

“Privacy Law” means the Personal Information Protection and Electronic Documents Act (Canada), the Freedom of Information and Protection of Privacy Act (Ontario) and any comparable Law of any other province or territory of Canada.

“Real Property” means: (a) the Leased Premises; and (b) any ownership interest in any lands (together with all easements, rights-of-way and interests appurtenant to them) and the Improvements thereon.

“Recommendation” has the meaning set forth in Section 2.3(a).

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities as set out in Schedule “B” hereto;

“Release” means any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or migrating to, into or through the environment.

“Replacement Options” has the meaning set forth in Section 2.8(a).

“Representatives” of a Person means such Person’s officers, directors, employees, advisors, representatives and agents.

“Response Period” has the meaning set forth in Section 6.2(a)(ii).

“SEC” means the United States Securities and Exchange Commission.

“Securities Authorities” means the TSXV, TSX and the applicable securities commissions or similar regulatory authorities in Canada and each of the provinces thereof.

“Securities Laws” has the meaning set forth in Section 2.4(a).

“SEDAR” means the System for Electronic Document Analysis and Retrieval operated by the Canadian Securities Administrators.

“Shareholders” means the registered or beneficial holders of the issued and outstanding Common Shares.

“Stock Option Plan” means, collectively, the Company’s Stock Option Plan as approved by the Board of Directors on November 5, 2008, as amended, supplemented or replaced from time to time, and any other plan, agreement or arrangement that has been approved by the Shareholders that provides for the issuance of options to acquire Common Shares.

“Subsequent Acquisition Transaction” means any proposed arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other transaction involving the Company and/or its Subsidiaries and the Offeror or an Affiliate of the Offeror which, if successfully completed, will result in the Offeror owning, directly or indirectly, all of the Common Shares.

“Subsidiary” has the meaning set forth in the Securities Act (British Columbia).

“Superior Proposal” has the meaning set forth in Section 6.1(a).

“Swaps” means any transaction that is a rate swap transaction, basis swap, forward rate transaction, commodity swap, hedge, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, forward sale, exchange traded futures contract or any other similar transaction (including any option with respect to any of these transactions or any combination of these transactions).

“Take-Up Date” means the date that the Offeror first takes up Common Shares pursuant to the Offer.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, forms, information returns, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes.

“Taxes” means all taxes, duties, fees, premiums, assessments, levies and other fees of any kind whatsoever levied by any Governmental Authority, or to be paid, under any tax laws, including, without limitation, income tax, value added tax, goods and services tax, sales tax, employment tax, health tax, royalties, payroll tax, mining tax, property tax, corporate tax, tax on capital, withholding tax, capital gains tax, customs duties, transfer fees, stamp duty, compulsory contributions pursuant to a social security system due and payable and/or required to be withheld from compensation paid or accrued by the Company or any of its Subsidiaries to their employees, and any interest or penalties thereon.

“Termination Fee” has the meaning set forth in Section 6.3(a)(i).

“Transferred Information” means the Personal Information (namely, information about an identifiable individual other than their business contact information, when used or disclosed for the purpose of contacting such individual in that individual’s capacity as an employee or an official of an organization and for no other purpose) to be disclosed or conveyed to the Offeror or any of its Representatives or agents by or on behalf of the Company as a result of or in conjunction with the transactions contemplated herein, and includes all such personal information disclosed to the Offeror prior to the execution of this Agreement.

“TSX” means the Toronto Stock Exchange.

“TSXV” means the TSX Venture Exchange.

“United States Securities Laws” means the 1933 Act, the 1934 Act, together with the applicable blue sky or securities legislation in the states of the United States.

“1933 Act” means the Securities Act of 1933, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder.

“1940 Act” means the Investment Company Act of 1940, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder.

“Warrants” means the 5,305,855 common share purchase warrants of the Company each exercisable to acquire one previously unissued Common Share ranging in expiry dates from July

10, 2011 to December 19, 2011 and ranging in exercise price from $0.70 to $1.15, as specified in the Company Disclosure Letter.

1.2                               Singular, Plural, etc.

In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include the masculine, feminine and neuter genders.

1.3                               Deemed Currency

Unless otherwise expressly stated, all references to currency herein shall be deemed to be references to Canadian currency.

1.4                               Headings, etc.

The division of this Agreement into Articles, Sections and Schedules, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

1.5                               Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6                               Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement shall have the meanings attributable thereto under GAAP and all determinations of an accounting nature required to be made shall be made in a manner consistent with GAAP.

1.7                               Certain Expressions

The terms “material” and “materially” shall, when used in this Agreement, be construed, measured or assessed on the basis of whether the matter would materially affect a party and its affiliates, associates and other related entities, taken as a whole. The terms “including” or “includes” shall, when used in this Agreement, be construed to mean including or includes without limitation. References to “herein”, “hereby”, “hereunder”, “hereof” and similar expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement.

1.8                               Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the federal laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Offer.

1.9                               Knowledge

In this Agreement, the phrase “to the knowledge of the Company” or other similar phrases means such knowledge as is actually known to, or which would have or should have come to the attention of, the senior officers of the Company and its Subsidiaries who have overall responsibility for, or knowledge of, the matters relevant to such statement.

1.10                        Incorporation of Schedules and Exhibit

The Schedules and Exhibit attached hereto and described below shall, for all purposes hereof, form an integral part of this Agreement.

Schedule “A”:	Conditions of the Offer

Schedule “B”:	Regulatory Approvals

ARTICLE 2
THE OFFER

2.1                               The Offer

(a)                                  The Offeror shall promptly (but in any event within 24 hours, following the execution of this Agreement) publicly announce its intention to make an offer and shall make, subject to the terms and conditions hereof, a take-over bid for all the issued and outstanding Common Shares, including Common Shares issued after the date of the Offer and prior to the Expiry Time on the exercise of Options or Warrants, at a price per Common Share of 0.34 common shares of the Offeror (the “Offer”). For greater certainty, the term “Offer” shall include any further amendments to or extensions of, such Offer, made in accordance with the terms of this Agreement, including increasing the consideration, removing or waiving any condition or extending the date by which Common Shares may be deposited. The Offer shall not be subject to any conditions, save and except for the conditions set forth in Schedule “A”.

(b)                                 The Offer shall, subject to the terms and conditions hereof, be made to the holders of the Common Shares in Canada in accordance with applicable Securities Laws and to holders of Common Shares in the United States in accordance with applicable United States Securities Laws and shall be open for acceptance until a time or times that is: (i) not earlier than 5:00 p.m. (Toronto time) on the 36th day after the day that the Offer is mailed to Shareholders; and (ii) not later than the Outside Date (the time at which the Offer initially expires being referred to as its “Initial Expiry Time”). Subject to the terms and conditions hereof and subject to the Outside Date, the Offeror shall have the right, in its sole discretion, to extend the period during which Common Shares may be deposited under the Offer, including without limitation, to comply with any legal requirements or if the conditions thereto set forth in Schedule “A” are not satisfied on or by the Initial Expiry Time and to permit, as the Offeror shall deem appropriate, the depositing of additional Common Shares (such Initial Expiry Time or any extension thereof, the “Expiry Time”).

(c)                                  The Offeror shall prepare with the Company’s co-operation and mail the Offer and accompanying take-over bid circular in the English language and if required by applicable Laws the French language (such circular, together with the Offer, being referred to as the “Bid Circular”) in accordance with applicable Laws to each Shareholder as soon as reasonably practicable (with a target date of April 13, 2010) and, in any event, not later than 11:59 p.m. (Toronto time) on April 23, 2010 (such time on such date being referred to herein as the “Latest Mailing Time”). However, if the mailing of the Bid Circular is delayed by reason of (i) an injunction or order made by a court or Governmental Authority of competent jurisdiction or (ii) the Company not having provided to the Offeror information pertaining to the Company that is necessary for the completion of the Bid Circular by the Offeror, or not having provided the Offeror with such other assistance in the preparation of the Bid Circular as may be reasonably requested by the Offeror in order that the Bid Circular comply in all material respects with Securities Laws, or not having provided the lists referred to in Section 2.4(b), then the Latest Mailing Time shall be extended for a period ending on the fifth Business Day following,

(A)                              in the case of (i) above, the date on which such injunction or order ceases to be in effect, provided that such injunction or order is not being contested or appealed, and

(B)                                in the case of (ii) above, the date on which the Company supplies such necessary documents, information, lists or other assistance.

In addition, the Latest Mailing Time may, at the option of the Offeror, be extended if an Alternative Transaction with a per Common Share offering price greater than the per Common Share offering price of the Offer shall have been (i) publicly announced by any Person other than the Offeror unless, since such Alternative Transaction was announced, the Board of Directors has publicly stated that such offer is not a Superior Proposal and has publicly reaffirmed its recommendation in favour of the Offer, or (ii) privately submitted to the Company or the Board of Directors or any committee or member thereof unless the Board of Directors has confirmed in writing to the Offeror that such Alternative Transaction is not a Superior Proposal, in which case the Latest Mailing Time may be extended until the Board of Directors has publicly stated that such offer is not a Superior Proposal and has publicly reaffirmed its recommendation in favour of the Offer, in the case of (i) above or the Board of Directors has confirmed in writing to the Offeror that such Alternative Transaction is not a Superior Proposal, in the case of (ii) above.

The Company and its advisors shall be given a reasonable opportunity to review and comment on the Bid Circular prior to its printing, recognizing that whether or not such comments are appropriate will be determined by the Offeror, acting reasonably.

(d)                                 The Company acknowledges and agrees that the Offeror may, in its sole discretion, modify or waive any term or condition of the Offer; provided, however, that the Offeror shall not, without the prior written consent of the Company, acting reasonably: (i) increase the Minimum Condition or decrease the Minimum Condition below 50.1% of the issued and outstanding Common Shares; (ii) decrease the consideration per Common Share; (iii) change the form of consideration payable under the Offer (other than to add additional consideration); (iv) decrease the number of Common Shares in respect of which the Offer is made; or (v) impose additional conditions to the Offer or otherwise vary the Offer (or any terms or conditions thereof) in a manner which is adverse to the Shareholders.

(e)                                  The Offeror agrees that, provided all of the conditions to the Offer set out in Schedule “A” shall have been satisfied or waived, the Offeror shall take up and pay for all the Common Shares tendered and not withdrawn under the Offer as soon as reasonably possible and in any event within the time periods required by Securities Laws.

(f)                                    The Offeror agrees that it shall take all commercially reasonable steps to have all the common shares of the Offeror issuable pursuant to the Offer (including the common shares of the Offeror issuable upon the exercise or conversion of the Options and Warrants) conditionally approved for listing on the TSX.

2.2                               Conditions to Making of the Offer

The obligation of the Offeror to make the Offer by mailing the Bid Circular to Shareholders is conditional on the prior satisfaction of the following conditions:

(a)                                  This Agreement shall not have been terminated pursuant to Section 9.1;

(b)                                 the Company shall have complied in all material respects with all of its covenants and agreements in this Agreement (without giving effect to, applying or taking into consideration any materiality qualification already contained in such covenant or obligation);

(c)                                  each of the representations and warranties of the Company provided herein that are qualified as to materiality shall be true and correct and all representations or warranties not so qualified shall be true and correct in all material respects, as of the date hereof and as of the date the Offer is made as if made on and as of such date (except to the extent that such representations and warranties apply to an earlier date which representations and warranties shall remain true and correct in all respects, as of that date);

(d)                                 the Offeror shall be satisfied, acting reasonably, that no Material Adverse Change shall have occurred since the date hereof, and no other event, fact or change shall have occurred or circumstance shall exist which would render it impossible or impractical to satisfy one or more of the conditions of the Offer set out in Schedule “A”;

(e)                                  no Person shall have commenced a bona fide action for injunctive relief against the performance of this Agreement or the completion of the Offer;

(f)                                    no Person shall have proposed an Alternative Transaction that the Board of Directors has determined to be a Superior Proposal;

(g)                                 assurances satisfactory to the Offeror, acting reasonably, shall have been received by the Offeror that all waivers, rulings or orders necessary for the Offeror to make the Offer and to mail to the Shareholders the Bid Circular have been or will be obtained from all applicable securities commissions or other regulatory authorities, provided that the Offeror shall use its commercially reasonable efforts to obtain any such necessary waivers, rulings or orders;

(h)                                 directors and officers holding not less than 5,248,669 outstanding Common Shares shall have entered into Lock-Up Agreements which agreements remain in full force and effect;

(i)                                     the Board of Directors shall have unanimously recommended that Shareholders accept the Offer in accordance with Section 2.3(a) and shall not have withdrawn such recommendation or changed, modified or qualified such recommendation in a manner that has substantially the same effect as a withdrawal of such recommendation or taken any other action or made any other public statement in connection with the Offer inconsistent with such recommendation;

(j)                                     the Board of Directors shall have prepared and approved in final form, printed for distribution to Shareholders and delivered to the depositary of the Offer, at its offices in Toronto, Ontario on or before 9:00 a.m. (Toronto time) on April 9, 2010 for mailing with the Bid Circular, a sufficient quantity of commercial copies of a directors’ circular (the “Directors’ Circular”), as contemplated by Section 2.3 (setting forth inter alia the determinations and recommendations of the Board of Directors set forth in Section 2.3(a) and reflecting the intention of the officers and directors referred to in Section 2.3(c)) in the English language and, if required by applicable Laws, the French language;

(k)                                  the Company shall have provided to the Offeror the lists referred to in Section 2.4(b);

(l)                                     no cease trade order, injunction or other prohibition at law shall exist against the Offeror making the Offer or taking-up or paying for any Common Shares deposited under the Offer or completing a Compulsory Acquisition or Subsequent Acquisition Transaction; and

(m)                               no Law shall have been proposed, enacted, promulgated or applied that would cease trade, enjoin, prohibit or impose material limitations or conditions on the Offeror making the Offer or taking-up or paying for any Common Shares deposited under the Offer or completing a Compulsory Acquisition or Subsequent Acquisition Transaction or which could have such an effect.

The foregoing conditions are for the sole benefit of the Offeror and may be waived by it in its sole discretion in whole or in part, and the foregoing conditions shall be deemed to be satisfied or waived upon the earlier of the mailing of the Bid Circular or the commencement of the Offer by advertisement.

2.3                               Directors’ Circular

(a)                                  The Company hereby consents to the Offer as set forth in Section 2.1 and represents that its Board of Directors: (i) has approved this Agreement; (ii) has, following consultation with its financial and legal advisors, unanimously determined that the consideration per Common Share offered pursuant to the Offer is fair and is in the best interests of the Company and the Shareholders (other than the Offeror); and (iii) has unanimously resolved to recommend acceptance of the Offer to holders of Common Shares (collectively, the “Recommendation”), provided that the Offer is not amended except in accordance with the terms of this Agreement. The Company shall prepare the Directors’ Circular in accordance with Securities Laws and shall deliver sufficient copies of such Director’s Circular to the Offeror so as to permit the Offeror to mail a copy of the Director’s Circular to each Shareholder at the same time as the Bid Circular, Letter of Transmittal and Notice of Guaranteed Delivery are mailed. The Directors’ Circular will set forth (among other things) the determination referred to in Section 2.3(a)(ii) and the Recommendation, the Fairness Opinions and the intentions of the directors and officers of the Company referred to in Section 2.3(c). The Offeror and its advisors shall be given a reasonable opportunity to review and comment on the Directors’ Circular prior to its printing, recognizing that whether or not such comments are appropriate will be determined by the Board of Directors, acting reasonably.

(b)                                 The Company represents that it has received oral confirmation that it will receive the Fairness Opinions which will state that the consideration to be offered to the Shareholders under the Offer is fair, from a financial point of view, to Shareholders (other than the Offeror), which opinions will be attached to the Directors’ Circular.

(c)                                  The Company represents that the Board of Directors has been advised and believes that each of the directors and senior officers of the Company intends to tender or cause to be tendered to the Offer all Common Shares of which he or she is the beneficial owner. The Company represents that any restrictions imposed by the Company that would prevent any director or senior officer from tendering such Common Shares to the Offer have been waived or removed.

2.4                               Offer Documents

(a)                                  Within the time periods required by applicable Laws, the Offeror shall file or cause to be filed with the appropriate Securities Authorities the Bid Circular and the related “Letter of Transmittal” and “Notice of Guaranteed Delivery” pursuant to which the Offer will be made (collectively, the “Offer Documents”). The Offer Documents and all documents relating to, or necessary to complete, a Compulsory Acquisition or Subsequent Acquisition Transaction, when filed with such Securities Authorities and when mailed to holders of Common Shares, shall contain (or shall be amended in a timely manner to contain) all information that is required to be included therein in accordance with all applicable Canadian securities laws and any other applicable laws and the rules, regulations and policies published and/or promulgated thereunder (collectively, the “Securities Laws”) and any other applicable Laws in all material respects, subject to any applicable exemptions from such laws granted by a competent regulatory authority. The Company shall receive drafts of the Offer Documents no later than three (3) Business Days prior to the anticipated date of printing and shall have reasonable opportunity to comment on the Offer Documents, it being acknowledged that, subject to this Agreement, the Offeror shall be solely responsible for determining, and shall have the sole right to determine, the contents thereof.

(b)                                 The Company agrees to provide such assistance as the Offeror or its agents may reasonably request in connection with communicating the Offer and any amendments and supplements thereto to the Shareholders, holders of Warrants, holders of Options and to such other Persons as are entitled to receive the Offer in accordance with Securities Laws, including delivering to the Offeror: (i) on or before March 26, 2010, lists of all registered holders of Common Shares in electronic form, showing the name and address of each holder and the number of Common Shares held by each such holder (together with participants lists), all as shown on the records of the Company as of a date that is not more than three Business Days prior to the date of delivery of such basic lists; (ii) non-objecting beneficial owner lists; (iii) any available listing or computer list containing the names and addresses of the registered and beneficial holders of Common Shares as of the most recent practicable date; and (iv) shall from time to time, at the request of the Offeror, acting reasonably, supplemental lists setting out any changes from the basic lists referred to in clause (i) above in the names or addresses of the holders of Common Shares or the number of Common Shares held by each such holder (together with participants lists).

2.5                               Subsequent Acquisition Transaction or Compulsory Acquisition

If, within four (4) months after the date of the Offer, the Offer is accepted by holders of not less than 90% of the outstanding Common Shares, other than any Common Shares held at the date of the Offer by or on behalf of the Offeror or an Affiliate or Associate of the Offeror, as at the Expiry Time, the Offeror shall, to the extent possible, acquire (a “Compulsory Acquisition”) the remainder of the Common Shares from those Shareholders who have not accepted the Offer pursuant to Section 300 of the Business Corporations Act (British Columbia). If the Offeror takes up any Common Shares under the Offer, but the statutory right of acquisition under Section 300 is not available, the Offeror covenants and agrees that subject to applicable Laws, it will use its best commercial efforts to pursue other means of acquiring the remaining Common Shares not tendered to the Offer, whether by amalgamation, statutory arrangement, amendment to the Company’s notice of articles, share consolidation, capital reorganization or other transaction involving the Company and the Offeror (or an Affiliate of the Offeror) (a “Subsequent Acquisition Transaction”), within 120 days of the Expiry Date, at consideration per Common Share at least equivalent in value to, and in the same form as, the consideration per Common Share offered under the Offer. Subject to applicable Laws, if the Offeror takes up any Common Shares under the Offer, the Company covenants and agrees that it will use its reasonable best efforts to assist the Offeror in connection with a Subsequent Acquisition Transaction. The Company agrees to cooperate fully with the Offeror, including taking all steps and doing all such acts and things, and causing its Subsidiaries to take all steps and to do all such acts and things, if applicable, as may be reasonably requested by the Offeror, in the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction and related post-closing reorganizations.

2.6                               Waiver of Standstill

Notwithstanding the terms of the Confidentiality Agreement, the Company hereby waives the standstill provisions contained in the Confidentiality Agreement and consents to the actions of the Offeror in accordance with the terms of this Agreement (including any legally required disclosure) and to the Offeror acquiring all of the outstanding Common Shares pursuant to the Offer, and to any purchases made by the Offeror during the course of the Offer in compliance with applicable Law and pursuant to any Compulsory Acquisition or Subsequent Acquisition Transaction. In all other respects, the provisions of the Confidentiality Agreement (other than the standstill provision) shall continue to apply notwithstanding the execution of this Agreement by the Parties or the announcement of the transactions contemplated hereunder.

2.7                               Registrar and Transfer Agent and Information Agent

Provided this Agreement has not been terminated, the Company agrees to permit the registrar and transfer agent for the Offeror to act as depositary in connection with the Offer in the event the Offeror elects not to use the registrar and transfer agent of the Offeror to act as depository provided that such election shall be at the sole option of the Offeror.

2.8                               Treatment of Options and Warrants

(a)                                  Following the Effective Date, provided that the Offeror has taken-up and paid for Common Shares following satisfaction of the Minimum Condition and received all Regulatory Approvals (which the Offeror agrees to use reasonable commercial efforts to obtain) and subject to compliance with the 1933 Act, to the extent applicable, each Option, which is outstanding and has not been duly exercised prior to the Effective Date, shall be exchanged for a fully vested option (each, a “Replacement Option”) to purchase from the Offeror the number of the Offeror Shares (rounded down to the nearest whole share) equal to: (i) the share exchange ratio under the Offer multiplied by (ii) the number of Common Shares subject to such Option immediately prior to the Effective Date.  Such Replacement Option shall provide for an exercise price per Offeror Share (rounded up to the nearest whole cent) equal to: (i) the exercise price per Common Share otherwise purchasable pursuant to such Option; divided by (ii) the share exchange ratio under the Offer.  It is agreed that all terms and conditions of a Replacement Option, including the term to expiry, conditions to and manner of exercising, will be the same as the Option for which it was exchanged, and shall be governed by the terms of the Stock Option Plan and any certificate or option agreement previously evidencing the Option shall thereafter evidence and be deemed to evidence such Replacement Option and such Replacement Options shall be designed to meet the requirements under subsection 7(1.4) of the Tax Act.  Prior to the Effective Date, the Offeror shall take all corporate action necessary to reserve for issuance a sufficient number of Offeror Shares for delivery upon the exercise of the Replacement Options that will be issued in accordance with this Section 2.8(a).

(b)                                 The Offer shall be extended to Common Shares issuable upon the exercise of Options and Warrants that are currently outstanding. No Offer shall be made by the Offeror for the Options and Warrants. Upon the exercise of any such Warrants after a Subsequent Acquisition Transaction or a Compulsory Acquisition, the holder of any such Warrants shall receive, in lieu of the number of Common Shares otherwise issuable upon such exercise, that number of Offeror Shares that such holder would have been entitled to receive as a result of the Offer, if such holder had been the registered holder of the number of Common Shares to which such holder was entitled upon exercise thereof immediately prior to the effective time of a Subsequent Acquisition Transaction or a Compulsory Acquisition.

(c)                                  To the extent applicable, the Company shall use its commercially reasonable efforts to cause any holder of Options or Warrants who, following the Effective Date, holds Common Shares issued on exercise of Options or Warrants which have not been tendered to the Offer, to vote in favour of any Subsequent Acquisition Transaction.

(d)                                 The Offeror acknowledges that pursuant to the Stock Option Plan the Company shall, immediately upon receipt of notice of the Offer, notify each holder of Options of full particulars of the Offer, whereupon (subject to the approval of the TSXV) all Common Shares subject to Options will become vested and the Options may be exercised in whole or in part by the holders of Options so as to permit them to tender the Common Shares received upon such exercise, pursuant to the Offer.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE OFFEROR

The Offeror hereby represents and warrants to the Company as set forth below and acknowledges that the Company is relying upon these representations and warranties in connection with the entering into of this Agreement.

3.1                               Organization

The Offeror has been incorporated, is validly subsisting and has full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted.  The Offeror is registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on the Offeror.

3.2                               Authority

The Offeror has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by the Offeror as contemplated by this Agreement, and to perform its obligations hereunder and under such other agreements and instruments.  The execution and delivery of this Agreement by the Offeror and the completion by the Offeror of the Contemplated Transactions have been authorized by the Offeror Board and no other corporate proceedings on the part of the Offeror are necessary to authorize this Agreement or to complete the Contemplated Transactions.  This Agreement has been executed and delivered by the Offeror and constitutes a legal, valid and binding obligation of the Offeror, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity.

3.3                               Capitalization.

The Offeror is authorized to issue an unlimited number of Offeror Shares.  As of March 19, 2010, there were (i) 336,436,229 Offeror Shares outstanding; and (ii) an aggregate of 25,917,767 Offeror Shares reserved for issue pursuant to outstanding options, warrants, convertible securities and other rights to acquire Offeror Shares.  All outstanding Offeror Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights.

3.4                               Listing.

The outstanding Offeror Shares are listed on the TSX.

3.5                               Disclosure Filings.

The Offeror (i) is a reporting issuer in the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario and Quebec, (ii) is not subject to any cease trade order under applicable Securities Laws and (iii) is current with all material filings required to be made under applicable Securities Laws.

3.6                               Offeror Disclosure Documents.

The information and statements contained in the Offeror Disclosure Documents at the respective dates of such information and statements (i) did not contain a Misrepresentation and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (ii) complied, in all material respects, with applicable Securities Laws, except where such non-compliance has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Offeror.  The Offeror has not filed any confidential material change or other report or other document with any Securities Authorities or stock exchange which at the date hereof remains confidential.

3.7                               Absence of Certain Changes or Events.

Other than as disclosed in the Offeror Disclosure Documents, since December 31, 2009, through to the date hereof, there has not occurred a Material Adverse Change with respect to the Offeror.

3.8                               Financial Statements.

The Offeror Financial Statements forming part of the Offeror Disclosure Documents have been prepared in accordance with Canadian GAAP consistently applied and fairly present in all material respects the consolidated financial condition of the Offeror at the respective dates indicated therein and the results of operations and cash flows of the Offeror for the periods covered therein on a consolidated basis.

3.9                               No Conflict or Violation.

Subject to receipt of the approvals set out in Section 3.13 hereof, the execution and delivery of this Agreement and the completion of the Arrangement do not, and will not, result in a violation, contravention or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of :

(a)                                  the articles or by-laws of the Offeror;

(b)                                 any applicable Law; or

(c)                                  any contract, agreement, license or permit to which the Offeror is bound or is subject to or of which the Offeror is the beneficiary;

which would, individually or in the aggregate, have a Material Adverse Effect on the Offeror.

3.10                        Compliance with Laws.

The Offeror has complied with all applicable Laws, orders, judgments and decrees other than any non-compliance which would, individually or in the aggregate, not have a Material Adverse Effect on the Offeror.

3.11                        Litigation.

There are no actions, suits, proceedings or investigations commenced or threatened, or to the knowledge of the Offeror, contemplated, against or affecting the Offeror or any of its Subsidiaries or affecting any of their respective properties or assets, which, individually or in the aggregate, would prevent or hinder the consummation of the Contemplated Transactions or which, individually or in the aggregate, would involve the possibility of any judgment or liability which could be reasonably expected to have a Material Adverse Effect on the Offeror.

3.12                        No Insolvency.

Neither the Offeror nor any of its Subsidiaries is insolvent within the meaning of applicable bankruptcy, insolvency or fraudulent conveyance laws.  No act or proceeding has been taken by or against the Offeror or any of its Subsidiaries in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Offeror or any of its Subsidiaries or the appointment of a trustee, receiver, manager or other administrator of the Offeror or any of its Subsidiaries or any of their respective properties or assets.

3.13                        Consents.

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Authority is required to be obtained by the Offeror in connection with the execution and delivery of this Agreement or the consummation by the Offeror of the Offer other than:

(a)                                  the approval of the TSX to list the Offeror Shares issuable to the Shareholders pursuant to the Offer or issuable upon the exercise or conversion of Options or Warrants (or other Offeror securities issued in exchange therefor) and any filings or approvals required under applicable Securities Laws; and

(b)                                 any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Authority which, if not obtained, individually or in the aggregate, would not, and either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Offeror or a material impact on the ability of the Offeror to complete the Offer and other transactions contemplated herein.

3.14                        Assets

Other than as disclosed in the Offeror Disclosure Documents, the Offeror is the absolute legal and beneficial owners of, and has good and marketable title to all of its material assets (except where such assets are leased, licensed or otherwise held pursuant to a lesser interest) free of all Encumbrances.

3.15                        Mineral Properties

Other than as disclosed in the Offeror Disclosure Letter:

(a)                                  the Offeror holds either freehold title, mining leases, mining claims or other conventional property interests or rights in respect of the ore bodies and minerals located in properties in which it has an interest, it has all necessary surface rights, access rights and other necessary rights and interests relating to such properties to explore for minerals, ore and metals for development purposes as are appropriate in view of the rights and interest therein of it; and

(b)                                 the most recent estimated proven and probable mineral reserves and the estimated, measured, indicated and inferred mineral resources of the Offeror disclosed in the Offeror Disclosure Documents have been prepared and disclosed in all material respects in accordance with applicable Laws.  There has been no material reduction in the aggregate amount of estimated mineral reserves and estimated mineral resources of the Offeror from the amounts disclosed in public by the Offeror.

3.16                        Offeror Shares.

The Offeror Shares to be issued to the Shareholders pursuant to the Offer will, upon issue, be issued as fully paid and non-assessable shares of the Offeror.

3.17                        Residency.

The Offeror is not a non-resident of Canada for the purposes of the Tax Act.

3.18                        Place of Principal Offices.

The principal offices of the Offeror are not located within the United States.

3.19                        Foreign Private Issuer.

As of the date hereof, the Offeror is a “foreign private issuer” within the meaning of Rule 405 under the 1933 Act.

3.20                        Investment Company.

To the knowledge of the Offeror, the Offeror is not an “investment company”, as defined under the 1940 Act.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Offeror as set forth below and acknowledges that the Offeror is relying upon these representations and warranties in connection with the entering into of this Agreement.

4.1                               Organization

(a)                                  Each of the Company and its Subsidiaries has been incorporated, is subsisting and has full corporate and legal power and authority to own its property and assets and to conduct its business as currently owned and conducted.  Each of the Company and its Subsidiaries is registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on the Company.

(b)                                 Except as disclosed in the Company Disclosure Letter;

(i)                                     the Company does not have any Subsidiary nor an equity interest in any Person;

(ii)                                  all of the outstanding shares of the Company’s Subsidiaries are owned, directly or indirectly, by the Company;

(iii)                               except pursuant to restrictions on transfer contained in the articles or by-laws (or their equivalent) of the Company’s Subsidiaries, the outstanding shares of the Company’s Subsidiaries are owned by the Company free and clear of any Encumbrance and all such outstanding shares are outstanding as fully paid and non-assessable shares; and

(iv)                              except pursuant to this Agreement and the transactions contemplated hereby, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of, or interest in, any of the Company Subsidiaries.

4.2                               Authority

The Company has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by the Company as contemplated by this Agreement, and to perform its respective obligations hereunder and under such other agreements and instruments.  The execution and delivery of this Agreement by the Company and the completion by the Company of the transactions contemplated by this Agreement have been authorized by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to complete the transactions contemplated hereby.  This Agreement has been executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors’ rights generally, and to general principles of equity.

4.3                               Capitalization

The Company is authorized to issue an unlimited number of Common Shares.  As of the date of this Agreement, there were (i) 107,070,539 Common Shares outstanding, (ii) Options to acquire an aggregate of 7,891,501 Common Shares outstanding, and (iii) 5,305,855 Common Shares reserved for issue under the outstanding Warrants.  All outstanding Common Shares have been authorized and are issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights.  The Company does not have a shareholder rights plan.  All outstanding shares of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and have not been repaid, and there is no shareholder obligation to make any additional payment or contribution with respect to any shares of the Company Subsidiaries.

4.4                               Options to Purchase Shares

Except as disclosed in the Company Disclosure Letter or as contemplated in this Agreement, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating the Company or its Subsidiaries to issue or sell any shares of the Company or any of its Subsidiaries or any securities or obligations of any kind convertible into or exchangeable or exercisable for any shares of the Company or its Subsidiaries.  As of the date hereof, there are no outstanding bonds, debentures or other evidences of indebtedness of the Company or its Subsidiaries having the right to vote with the Shareholders on any matter.  There are no outstanding contractual obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Common Shares or with respect to the voting or disposition of any outstanding Common Shares.

4.5                               Listing

The outstanding Common Shares are listed on the TSX-V.  The Common Shares also trade on an involuntary basis on the Frankfurt.

4.6                               Disclosure Filings.

The Company is a reporting issuer in the provinces of British Columbia, Alberta and Ontario, (ii) is not subject to any cease trade order under applicable Securities Laws and (iii) is current with all material filings required to be made under applicable Securities Laws.

4.7                               Company Disclosure Documents.

The information and statements contained in the Company Disclosure Documents at the respective dates of such information and statements (i) did not contain a Misrepresentation and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (ii) complied, in all material respects, with applicable Securities Laws, except where such non-compliance has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.  The Company has not filed any confidential material change, confidential treatment requests or other report or other document with any Securities Authorities or stock exchange which at the date hereof remains confidential other than in connection with the requested halt of trading of the Common Shares on the TSXV made by the

Company on March 17, 2010.  None of the Company Subsidiaries is required to file any reports or other documents with any of the Securities Authorities, the TSX-V or Frankfurt.

4.8                               No Conflicts or Violations

Except as disclosed in the Company Disclosure Letter, the execution and delivery of this Agreement and the completion of the Offer and the other transactions contemplated herein do not and will not:

(a)                                  result in a violation, contravention or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

(i)                                     the notice of articles or articles of the Company or any of the Company Subsidiaries,

(ii)                                  any applicable Law, or

(iii)                               any contract, agreement, license or permit to which the Company or any of the Company Subsidiaries is bound or is subject to or of which the Company or any of the Company Subsidiaries is the beneficiary, including, without limitation, any Material Contract;

that would, individually or in the aggregate, have a Material Adverse Effect on the Company on a consolidated basis,

(b)                                 give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness owing by the Company or any of the Company Subsidiaries to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on the Company;

(c)                                  result in the imposition of any Encumbrance upon any of the property or assets of the Company or any of the Company Subsidiaries or restrict, hinder, impair or limit the ability of the Company or any of the Company Subsidiaries to conduct the business of the Company or the Company Subsidiaries as and where it is now being conducted which would, individually or in the aggregate, have a Material Adverse Effect on the Company; or

(d)                                 result in any material, individually or in the aggregate, payment (including severance, unemployment compensation, “golden parachute”, bonus or otherwise) becoming due to any director, officer or employee of the Company or any of the Company Subsidiaries or increase any benefits otherwise payable under any pension or benefits plan of the Company or any of the Company Subsidiaries or result in the acceleration of the time of payment or vesting of any such benefits.

(e)                                  Other than in connection with or in compliance with the Securities Laws, the policies and by-laws of the TSX, and the TSXV and except as otherwise contemplated herein there is no legal impediment to the Company’s consummation of the transactions contemplated by this Agreement.

4.9                               No Material Adverse Change

There has not been any material change in the assets, liabilities or obligations (absolute, contingent or otherwise) of the Company (on a consolidated basis) from the position set forth in the Interim Financial Statements prior to the date hereof, and since August 31, 2009 there has not been any Material Adverse Change.

4.10                        Brokerage Fees

Neither the Company nor its Subsidiaries have retained nor will either of them retain any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby, except as set forth in the Company Disclosure Letter. Other than pursuant to the agreements described in the Company Disclosure Letter, the Company has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder’s fees, agents’ commission or other forms of compensation with respect to the transactions contemplated by this Agreement.

4.11                        Consents

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Authority or other Person is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the completion of the Offer and the other Contemplated Transactions other than:

(a)                                  any filings or approvals required under the Business Corporations Act (British Columbia) or under applicable Securities Laws; and

(b)                                 any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Authority which, if not obtained, either individually or in the aggregate would not, and either individually or in the aggregate, could not reasonably be expected to, have a Material Adverse Effect on the Company or a material impact on the ability of the Company to complete the Contemplated Transactions.

4.12                        Conduct of Business

Since August 31, 2009, except as disclosed in the Company Disclosure Letter, the Company and its Subsidiaries have carried their business on in the ordinary course, and neither the Company nor any of its Subsidiaries has:

(a)                                  on a consolidated basis, incurred or suffered a Material Adverse Change;

(b)                                 made any change in its accounting principles and practices as previously applied including the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained other than as required by GAAP;

(c)                                  declared, paid or set aside for payment any dividend or distribution of any kind in respect of any of its outstanding securities nor made any repayments of capital to Shareholders or incurred any material indebtedness for borrowed money or any other material liability or obligation or issued any debt securities or assumed, guaranteed, endorsed or otherwise become responsible for, the obligations of any other Person (other than in respect of the Company or its Subsidiaries) or made any loans or advances, except in the ordinary course of business consistent with past practices;

(d)                                 transferred, assigned, sold or otherwise disposed of any of its assets, except in the ordinary course of business consistent with past practices;

(e)                                  increased the compensation paid or payable to its Employees or changed the benefits, severance or change of control previsions to which such Employees and former employees are entitled under any employee benefit plan or created any new employee benefit plan or modified, amended or terminated any existing employee benefit plan for any such employees other than increases or changes made in the ordinary course of business consistent with past practices;

(f)                                    purchased, redeemed or otherwise acquired any Common Shares or agreed to do so;

(g)                                 effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Common Shares;

(h)                                 adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan; or

(i)                                     entered into or become bound by any Material Contract, or made or authorized any capital expenditure, in either case under which the Company has any obligations as of the date hereof or involving, or that may result in the payment of money by the Company or any of its Subsidiaries, of an amount in excess of $100,000.

4.13                        Licenses

The Company holds all licences, permits, approvals or evidences of authority of any Governmental Authority material to the current operation of the business of the Company and its Subsidiaries and are held by the Company and its Subsidiaries free and clear of any and all Encumbrances. The Company and its Subsidiaries are conducting their business in accordance with all terms and conditions of the Licences and materially in compliance with applicable Laws. All the Licences are valid and are in full force and effect, the Company and its Subsidiaries are not in violation of any term or provision or requirement of any Licence, material to the operation of the business of the Company and its Subsidiaries, taken as a whole. No Person has commenced or, to the knowledge of the Company, threatened to commence proceedings to revoke, amend or impose conditions in respect of, any Licence.

4.14                        Reports

(a)                                  The Financial Statements were prepared in accordance with GAAP applied on a basis consistent with prior periods (except (i) as otherwise indicated in such Financial Statements and the notes thereto or, in the case of the Annual Financial Statements, in the related report of the Company’s independent auditors or (ii) in the case of the Interim Financial Statements, to the extent they may not include footnotes, are subject to normal year end adjustments or may be condensed or summary statements), and fairly present in accordance with GAAP, the assets, liabilities and financial condition of the Company and its Subsidiaries on a consolidated basis as at the dates indicated and the revenue, earnings and results of operations of the Company and its Subsidiaries on a consolidated basis for the specified period (subject, in the case of the Interim Financial Statements, to normal year-end audit adjustments) and reflect appropriate and adequate reserves in respect of contingent liabilities, if any, of the Company on a consolidated basis. The Company maintains a system of internal accounting controls that provides reasonable assurance that transactions are executed in accordance with management’s authorizations and facilitates the preparation of the Financial Statements.

(b)                                 The Company confirms that all material information of the Company (as such terms is defined under applicable Securities Laws) has been publicly disclosed as at the date hereof.

4.15                        Books and Records

The corporate records and minute books of the Company and its Subsidiaries have been maintained in accordance with all applicable Laws and are complete and accurate in all material respects, except where such incompleteness or inaccuracy would not have a Material Adverse Effect on the Company or its Subsidiaries.  The Financial Records in all material respects (i) have been maintained in accordance with good business practices on a basis consistent with prior years and past practice, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and acquisitions and dispositions of property or assets of each of the Company and its Subsidiaries, and (iii) accurately and fairly reflect the basis for the consolidated financial statements of Brett.  All Books and Records are in the full possession and exclusive control of, and are owned exclusively by, the Company.

4.16                        Outstanding Acquisitions or Dispositions

Except as disclosed in the Company Disclosure Letter, the Company does not have any rights to purchase any assets, properties or undertakings of third parties nor any obligation to sell assets, properties or undertakings, outside of the ordinary course of business.

4.17                        No Undisclosed Material Liabilities

Except: (a) as disclosed in the Company Disclosure Letter or disclosed or reflected in the Interim Financial Statements; and (b) for liabilities and obligations: (i) incurred in the ordinary and normal course of business since August 31, 2009; or (ii) pursuant to the terms of this Agreement, none of the Company or any of its Subsidiaries has incurred any liabilities of any nature, whether accrued, contingent or otherwise (or which would be required by GAAP to be reflected on the balance sheet of the Company) that have constituted or would be reasonably likely to constitute a Material Adverse Change.

4.18                        Real Property

Neither the Company nor its Subsidiaries have any interest in any Real Property other than the Leased Premises or as described in the Company Disclosure Letter. The Company Disclosure Letter lists all of the Premises Leases and sets out, in respect of each Premises Lease other than leases for less than $25,000 per year, the rent and term or expiry of the Premises Leases. The information set out in the Company Disclosure Letter with respect to the Premises Leases is true and accurate. Each Premises Lease is valid and subsisting, in full force and effect, unamended by oral or written agreement, and the Company or its Subsidiaries is entitled to the full benefit and advantage of each Premises Lease in accordance with its terms. Each Premises Lease is in good standing and there has not been any default under any Premises Lease by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto, nor is there any dispute between the Company or any of its Subsidiaries and any landlord or tenant under any Premises Lease. A full copy of each Premises Lease has been provided to the Offeror. There are no arrears of rent or other defaults under any Premises Lease. None of the Premises Leases has been assigned by the Company in favour of any Person. The current uses of each property subject to a Premises Lease comply with applicable Laws in all material respects.

4.19                        No Guarantees or Indemnities

Neither the Company or its Subsidiaries are a party to or bound by any agreement of guarantee, indemnification or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person, other than (a) as disclosed in the Company Disclosure Letter, (b) the indemnification of directors and officers in accordance with the by-laws of the Company, and applicable Laws, and (c) standard indemnities and warranties in agreements entered into by the Company in the ordinary course of business, the performance of which by the Company would not reasonably be expected to have a Material Adverse Change.

4.20                        No Swaps

Except as disclosed in the Company Disclosure Letter, the Company currently has no outstanding Swaps.

4.21                        No Shareholder Agreement

The Company is not a party to, or aware of any shareholders of the Company being party to, any shareholder rights plan, shareholders agreement, pooling agreement, voting trust or other similar type of arrangements in respect of outstanding securities of the Company.

4.22                        Material Contracts

Except for this Agreement and as set forth in the Company Disclosure Letter, there is no Material Contract to which the Company, its Subsidiaries or any of its or their respective properties or assets are bound. Except as set forth in the Company Disclosure Letter, none of the Company, its Subsidiaries nor, to the knowledge of the Company, any of the other parties thereto, is in default or breach of, nor has the Company or its Subsidiaries received any notice of default or breach of, or termination under, any Material Contract, and, to the knowledge of the Company, there exists no state of facts that after notice or lapse of time or both would constitute a default or breach of such Material Contract. Except as set forth in the Company Disclosure Letter, no consent is required under any Material Contract in connection with the Agreement or any of the transactions contemplated hereby, nor can any Material Contract be terminated in the event such transactions are consummated.

4.23                        Mineral Properties

Except as disclosed in the Company Disclosure Letter,

(a)                                  each of the Company and its Subsidiaries is the absolute legal and beneficial owners of, and has good and marketable title to its material assets (except where such assets are leased, licensed or otherwise held pursuant to a lesser interest), free and clear of all liens, charges and Encumbrances;

(b)                                 each of the Company and its Subsidiaries holds either freehold title, mining leases, mining claims or other conventional property, proprietary or contractual interests or rights including interests and rights under option and/or joint venture agreements, recognized in the jurisdiction in which a particular material property is located, in respect of the ore bodies and minerals located in material properties in which it has an interest under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments sufficient to permit it to explore the minerals relating thereto, all such material property, leases or claims and all material property, leases or claims in which it has any interest or right have been validly located and recorded in accordance with all applicable laws and are valid and subsisting, it has all necessary surface rights, access rights and other necessary rights and interests relating to the material properties in which it has an interest granting it the right and ability to explore for minerals, ore and metals for development purposes as are appropriate in view of the rights and interest therein of it, with only such exceptions as do not materially interfere with the use made by it of the rights or interests so held, and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of the Company or its Subsidiaries, as applicable;

(c)                                  neither the Company nor its Subsidiaries has any responsibility or obligation to pay or have paid on its behalf any material commission, royalty or similar payment to any person with respect to its material property rights as of the date hereof;

(d)                                 the most recent estimated inferred mineral resources of the Company disclosed in the Company Disclosure Documents have been prepared and disclosed in all material respects in accordance with all applicable Laws.  There has been no material reduction in the aggregate amount of estimated mineral reserves and estimated mineral resources of the Company and its Subsidiaries from the amounts disclosed publicly by the Company;

(e)                                  all exploration and development activities have been undertaken in accordance with good exploration and development practices and in compliance with all applicable Laws.

4.24                        Litigation

Except as disclosed in the Company Disclosure Letter, there is no Legal Proceeding commenced or in progress or, to the knowledge of the Company, threatened or contemplated against or affecting the Company or any of its Subsidiaries or affecting any of their respective properties or assets, which, individually or in the aggregate, would prevent or hinder the consummation of the Contemplated Transactions or which, individually or in the aggregate, involve the possibility of any judgement or liability which could reasonably be expected to have a Material Adverse Effect on the Company. There is no order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority outstanding against or affecting the Company or any of its Subsidiaries.

4.25                        No Insolvency

No act or proceeding has been taken by or against the Company or any of its Subsidiaries in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Company or any of its Subsidiaries nor, to the knowledge of the Company, is any threatened, or the appointment of a trustee, receiver, manager or other administrator of the Company or any of its Subsidiaries or any of their respective properties or assets.  None of the Company or any of its Subsidiaries has sought protection under the Bankruptcy and Insolvency Act (Canada) or the Company Creditors Arrangement Act (Canada).  None of the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of the Company or any of its Subsidiaries to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would or could materially impede the completion of the Offer or other transactions contemplated by this Agreement, except to the extent any such matter would not have a Material Adverse Effect on the Company.

4.26                        Officer Obligations

No Officer Obligations will become payable upon completion of the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction, except as set forth in the Company Disclosure Letter.

4.27                        Business in Compliance with Laws

(a)                                  The operations of each of the Company and its Subsidiaries are conducted, in all material respects, in compliance with all Laws of each jurisdiction in which the Company or its Subsidiaries carries on its business and neither the Company nor any of its Subsidiaries have received any notice of any violation of any such Laws, except for any such non-compliance or violations that would not reasonably be expected to cause a Material Adverse Change.

(b)                                 To the knowledge of the Company, there is no pending or contemplated change to any applicable Law that would reasonably be expected to cause a Material Adverse Change.

4.28                        Employment Matters

(a)                                  The Company Disclosure Letter contains a complete and accurate list of all Employees, and indicates which Employees are parties to a written or oral agreement with the Company (including confidentiality and non-competition agreements). Except as disclosed in the Company Disclosure Letter, the Company is not a party to any agreements with past or present employees, agents or independent consultants or contractors. All written employment contracts with Employees are listed in the Company Disclosure Letter and full and complete copies of such employment or consulting contracts have been provided to the Offeror. Except as set forth in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any employment or consulting contracts or arrangements that are not terminable on the giving of reasonable notice in accordance with Law, nor do any of them have any management, employment, consulting, retention or like agreements providing for cash payments or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement.

(b)                                 Except as disclosed in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party, either directly or indirectly, voluntarily, or to the knowledge of the Company, by operation of law, to any collective agreement, letters of understanding, letters of intent or other written communication with any trade union or association that may qualify as a trade union, which would cover any of the Employees.

(c)                                  All obligations of the Company and its Subsidiaries under the Company Plans have been satisfied in all material respects and there are no deficiencies required to be funded thereunder, and there are no outstanding defaults or violations thereunder by the Company or its Subsidiaries that would result in or give rise to any liability to the Company or any of its Subsidiaries, nor does the Company or its Subsidiaries have any knowledge of any such default or violation by any other party to any Company Plan.

(d)                                 All employer payments, contributions or premiums required to be remitted or paid to or in respect of each Company Plan have been remitted and paid in a timely fashion in accordance with the terms thereof, all applicable actuarial reports and all applicable Laws, and no Taxes, penalties or fees are owing or exigible under or in respect of any Company Plan.

(e)                                  Except as set forth in the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of any of the transactions contemplated in this Agreement will:

(i)                                     result in any payment (including bonus, golden parachute, retirement, severance, unemployment compensation, or other benefit or enhanced benefit) becoming payable under any Company Plan;

(ii)                                  increase any benefits otherwise payable under any Company Plan; or

(iii)                               result in the acceleration of the time of payment, vesting or expiry of any benefits otherwise payable under the Company Plans, or result in any Company Plan becoming terminable other than at the sole and unfettered discretion of the Company.

(f)                                    The Company and its Subsidiaries have withheld from each payment made to any of its present or former employees all amounts required by applicable Laws to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Company and its Subsidiaries have remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its Employees to the proper Governmental Authority within the time required under applicable Laws.

4.29                        Tax Matters

(a)                                  Except as set out in the Company Disclosure Letter, each of the Company and its Subsidiaries has duly and timely filed all Tax Returns required to be filed prior to the date hereof with the appropriate Governmental Authorities and all such Tax Returns were, at the time of filing, complete and correct in all material respects. No such Tax Returns have been amended.

(b)                                 Except as set out in the Company Disclosure Letter, each of the Company and its Subsidiaries has duly and timely paid all Taxes due or payable by it whether or not assessed by the appropriate Governmental Authority. Each of the Company and its Subsidiaries has duly and timely paid all instalments on account of Taxes for the current year that are due or payable by it whether or not assessed. The Financial Statements contain an adequate provision in accordance with GAAP for all amounts of Taxes payable in respect of each period covered by such Financial Statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns. On a consolidated basis, the Company has made adequate provision in accordance with GAAP in its books and records for amounts at least equal to the amount of all Taxes due or payable by the Company or its Subsidiaries that will not be due or payable by the Effective Time in respect of any period subsequent to the period covered by such Financial Statements and that relate to the periods ending on or prior to the Effective Time.

(c)                                  Except as disclosed in the Company Disclosure Letter, neither the Company nor its Subsidiaries have requested, or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which:

(i)                                     to file any Tax Return covering any Taxes for which the Company or its Subsidiaries are or may be liable;

(ii)                                  to file any elections, designations or similar filings relating to Taxes for which the Company or its Subsidiaries is or may be liable;

(iii)                               the Company or its Subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes; or

(iv)                              any Governmental Authority may assess or collect Taxes for which the Company or its Subsidiaries are or may be liable.

(d)                                 There are no proceedings, investigations, assessments, reassessments, actions, suits, audits or claims now pending or threatened against the Company of its Subsidiaries in respect of any Taxes. There are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes and neither the Company nor its Subsidiaries has received any notification that any issues involving Taxes have been raised by any Governmental Authority. No Tax liens exist for Taxes of the Company or its Subsidiaries. Neither the Company nor its Subsidiaries is a party to any agreement or arrangement with any Person (other than with the Company or its Subsidiaries) or any Tax authority pursuant to which the Company or its Subsidiaries has or could have any liabilities in respect of Taxes. Neither the Company nor the Subsidiaries of the Company has received a refund of any Taxes to which it was not entitled.

(e)                                  The Company and its Subsidiaries have duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any Employees and any non-resident Person, the amount of all Taxes and other deductions required by any Laws to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Authority.

(f)                                    No debt or other obligation to pay an amount by the Company or the Subsidiaries has been settled or extinguished without payment by the debtor of an amount at least equal to the outstanding principal amount of the debt or obligation.

(g)                                 There is no deductible outlay or expense owing by the Company or the Subsidiaries to a Person with whom it was not dealing at arm’s length at the time the outlay or expense was incurred which is unpaid and which will be included in the Company’s or its Subsidiaries’ income for any taxation year ending on or after the date hereof.

(h)                                 No claim is outstanding or is expected from any Governmental Authority in a jurisdiction in which the Company or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. The Company and its Subsidiaries are not required to file any Tax Returns in any jurisdiction outside Canada.

(i)                                     The Company Disclosure Letter sets forth and accurately describes the amount of loss carry forwards, resource tax pools, flow-through expenditure commitments of the Company and its Subsidiaries available for deduction or utilization in periods ending after the date hereof as at the respective dates set forth in the Company Disclosure Letter.

(j)                                     The Company has furnished or made available to the Offeror complete and accurate copies of all Tax Returns and any amendments thereto, filed by the Company or its Subsidiaries for the preceding six years.

4.30                        Environmental Matters

(a)                                  The Company is currently operating in compliance with all applicable Environmental Laws, except to the extent that a failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)                                 Other than as disclosed in the Company Disclosure Letter, all material Environmental Permits that are necessary under any applicable Environmental Law for the ownership and current operations by the Company of the real property, assets, mines and other facilities owned or used by the Company and all of the properties related thereto have been duly obtained, made or taken and are in full force and effect, are not subject to further Environmental Permits or appeal, or to the knowledge of the Company, any pending or threatened legal or administrative proceedings, and there are to the knowledge of the Company, no proposals to amend, revoke or replace such material Environmental Permits.

(c)                                  The Company and the Subsidiaries have not, and to the knowledge of the Company, no past or present lessee, owner, occupant, licensee or other Person have used the Real Property to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose, transfer, produce or process Hazardous Substances, except in compliance in all material respects with all Environmental Laws and except to the extent that any non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company or, to the knowledge of the Company, any other Person in control of any Real Property has caused or permitted the Release of any Hazardous Substances at, in, on, under or from any Real Property, except in compliance with all Environmental Laws, and except to the extent that a failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect on the Company. All Hazardous Substances handled, recycled, disposed of, treated or stored in connection with the use or operation of the Real Property by the Company, on or off site of the Real Property have been handled, recycled, disposed of, treated and stored in material compliance with all Environmental Laws while the Company has been in possession of the Real Property except to the extent that any non-compliance would not reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, there are no Hazardous Substances at, in, on, under or migrating from the Real Property except in material compliance with all Environmental Laws.

(d)           Neither the Company nor the Subsidiaries have treated or disposed, or arranged for the treatment or disposal, of any Hazardous Substances at any location: (A) listed on any list of hazardous sites or sites requiring Remedial Action issued by any Governmental Entity; (B) to the knowledge of the Company, proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action, or any similar federal, state or provincial lists; or (C) to the knowledge of the Company, the subject of enforcement actions by any Governmental Entity that creates the reasonable potential for any proceeding, action, or other claim against the Company. To the knowledge of the Company, no site or facility now or previously owned, operated or leased by the Company or its Subsidiaries is proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action or is the subject of Remedial Action.

(e)           Except to an extent that would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor the Subsidiaries have caused or permitted the Release of any Hazardous Substances on or to any of the Real Property in such a manner as: (A) would be reasonably likely to impose Liability for cleanup, natural resource damage, loss of life, personal injury, nuisance or damage to other property; or (B) would be reasonably likely to result in imposition of a lien, charge or other encumbrance on or the expropriation of any of the Real Property or the assets of the Company.

(f)            Except to an extent that would not reasonably be expected to have a Material Adverse Effect with respect to the Company or except as set out in the Company’s Disclosure Letter, neither the Company nor the Subsidiaries has received from any Person or Governmental Entity any notice, formal or informal, of any, nor to the knowledge of the Company is there any pending or threatened, infraction, proceeding, action or other claim, Liability or potential Liability arising under any Environmental Law that is pending as of the date hereof.

4.31        Insurance

The Company Disclosure Letter sets forth and describes all insurance policies currently maintained by the Company and its Subsidiaries, including a brief description of the type of insurance, the name of the insurer, coverage limits, amount of deductible, expiration date and annual premiums. Each of such insurance policies is valid and subsisting and in good standing, there is no default thereunder and the Company is entitled to all rights and benefits thereunder. There are no pending claims under any of such insurance policies. Neither the Company nor any of its Subsidiaries has failed to give any notice or present any claim under any of such insurance policies in due and timely fashion. To the knowledge of the Company, there are no circumstances which might entitle the Company or its Subsidiaries to make a claim under any of such insurance policies or which might be required under any of such insurance policies to be notified to the insurers. No claim under any of such insurance policies has been made by the Company or its Subsidiaries.

4.32        Related Party Transactions

Other than this Agreement and as set forth in the Company Disclosure Letter, there are no Contracts or other transactions currently in place between the Company or any of its Subsidiaries, on the one hand, and any officer or director of the Company or any of its Subsidiaries, or any Person who at the time the Contract was entered into owned 10% or more of the Common Shares on a Fully-Diluted Basis on the other hand.

4.33        Privacy Laws

Except as set out in the Company Disclosure Letter, the Company has complied in all material respects at all times with all Privacy Laws in connection with the Company’s collection, use and disclosure of Personal Information by the Company in conducting its business; and all Personal Information has been collected, used and disclosed with the consent of each individual to whom such Personal Information relates and has been used only for the purposes for which it was initially collected.

4.34        Residency

The Company is not a non-resident of Canada for purposes of the Tax Act.

4.35        Shareholder Rights Plan

The Company does not have a Shareholder rights plan in effect.

4.36        Foreign Private Issuer.

As of the date hereof, the Company is a “foreign private issuer” within the meaning of Rule 405 under the 1933 Act.

4.37        Investment Company.

To the knowledge of the Company, it is not an “investment company” within the meaning of the 1940 Act.

ARTICLE 5
CONDUCT OF BUSINESS

5.1          Conduct of Business by the Company

The Company (which for the purposes of this Section 5.1 includes its Subsidiaries) covenants and agrees that, during the period from the date of this Agreement until this Agreement is terminated by its terms, unless the Offeror shall otherwise agree in writing, and except as otherwise (i) expressly permitted or specifically contemplated by this Agreement, (ii) required by Law or (iii) as otherwise set forth in the Company Disclosure Letter:

(a)           the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business consistent with past practices. The Company shall use commercially reasonable best efforts to maintain and preserve its business organization and goodwill and assets, to keep available the services of its officers and shall not make any change in the business, assets, liabilities, operations, capital or affairs of the Company other than changes in the ordinary course of business consistent with past practices;

(b)           without limiting the generality of Section 5.1(a), the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do or permit to occur any of the following:

(i)            amend its or any of its Subsidiaries notices of articles, articles, charter or by-laws or other comparable organizational documents;

(ii)           amend the Stock Option Plan or the terms of any of its outstanding securities including any outstanding indebtedness and credit facilities;

(iii)          declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of the Common Shares owned by any Person or the securities of any Subsidiary owned by a Person other than the Company other than any dividends payable to the Company or any other wholly-owned Subsidiary of the Company;

(iv)          issue, sell or pledge or agree to issue, sell or pledge any Common Shares, including Common Shares which qualify as “flow-through shares” as defined in subsection 66(15) of the Tax Act, other securities of the Company, any securities of the Subsidiaries or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire Common Shares, or securities of any Company Subsidiaries, other than Common Shares issuable upon exercise of the currently outstanding Options and Warrants;

(v)           redeem, purchase or otherwise acquire any of its outstanding Common Shares or other securities;

(vi)          split, consolidate or reclassify any of its Common Shares;

(vii)         adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or reorganization of the Company or any of its Subsidiaries;

(viii)        reorganize, amalgamate or merge the Company or any of its Subsidiaries with any other Person;

(ix)          acquire, encumber or divest a shareholding or equity interest in any other entity (including for the avoidance of doubt, each of its Subsidiaries) or any business;

(x)           sell, lease, pledge, dispose of or encumber any assets, except in the ordinary course of business consistent with past practices or except for assets with an aggregate value of less than $100,000;

(xi)          acquire (by merger, amalgamation, consolidation, acquisition of shares or assets or otherwise) another Person or division thereof or make any investment either by purchase of shares or securities, contribution of capital (other than to wholly-owned Subsidiaries), property transfer or purchase of any property or assets of any other Person or division thereof having a value in excess of $50,000 individually or $100,000 in the aggregate;

(xii)         incur, extend, renew or replace any indebtedness or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other Person (other than in respect of the Company or one of its Subsidiaries) or make any loans or advances, except for fluctuations in working capital in the ordinary course of business consistent with past practices;

(xiii)        expend or commit to expend any amounts with respect to capital expenditures in excess of $100,000 individually or $250,000 in the aggregate except in the ordinary course of business consistent with past practices and except consistent with the Company forecast of expenditures for the period between the date hereof and the termination of this Agreement to be agreed upon by each of the Offeror and the Company (the “Company Budget”);

(xiv)        pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Financial Statements or of liabilities incurred since August 31, 2009 in the ordinary course of business consistent with past practices or incurred in connection with transactions contemplated by this Agreement, as set out in the Company Disclosure Letter;

(xv)         excluding investments of available cash in short-term bankers’ acceptances and similar investments, enter into any hedges, Swaps or other financial instruments or like transactions;

(xvi)        enter into, terminate, waive, modify, amend or release any Person from any obligation under any Material Contract;

(xvii)       make any changes in financial or tax accounting methods, principles, policies or practices, except as required by GAAP or by Law;

(xviii)      make any Tax election or settle or compromise any Tax liability;

(xix)        enter into any Contracts or other transactions with any officer, director or trustee of the Company or any of the Subsidiaries, or any person who at the time the Contract would be entered into owned 10% or more of the outstanding Common Shares;

(xx)         except in accordance with Sections 6.1 and 6.2 hereof, enter into any transaction or perform any act which might interfere with or be materially inconsistent with the successful completion of the acquisition of Common Shares by the Offeror pursuant to the Offer or which would render, or which reasonably may be expected to render, inaccurate any of the Company’s representations and warranties set forth in this Agreement or interfere with the completion of the Offer;

(xxi)        settle any action, claim or proceeding brought (i) against it and/or its Subsidiaries or (ii) by any present or former holder of its securities or any other person in connection with the transactions contemplated by this Agreement, provided that the Company may settle any such action, claim or proceeding that has a value of less than $100,000, provided that the Offeror shall be given notice of the commencement of any action by the Company or any of its Subsidiaries; or

(xxii)       authorize or propose any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(c)                                  the Company shall use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies of the Company not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage similar to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(d)           the Company shall (and cause each of its Subsidiaries to) (i) duly and timely file all Tax Returns required to be filed by it on or after the date hereof and all such

Tax Returns will be true, complete and correct in all material respects; (ii) timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due or payable, except for any Taxes contested in good faith pursuant to applicable Laws, provided that the applicable Laws do not require payment of Taxes in dispute during the Tax contest; (iii) not make or rescind any election relating to Taxes; (iv) not make a request for a Tax ruling or enter into a closing agreement with any Tax authorities; (v) not settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (vi) not change any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the tax year for which it last filed its Tax Return under the Tax Act, except as may required by applicable Laws; and (vii) promptly inform the Offeror in writing about any proceedings, investigations assessments, reassessments, actions, suits, audits or claims pending or threatened against the Company or any of its Subsidiaries in respect of any Taxes;

(e)           the Company shall duly and timely file all material forms, reports, schedules, statements and other documents required to be filed pursuant to any applicable corporate Laws or Securities Laws;

(f)            the Company promptly notify the Offeror orally and in writing of (i) any material change (within the meaning of the Securities Act (British Columbia)), in the operation of its business or in the operation of its properties and of any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and (ii) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (x) cause any of the representations or warranties of the Company contained herein to be untrue or inaccurate; or (y) result in the failure in any material respect of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied prior to the Effective Time;

(g)           except as disclosed in the Company Disclosure Letter, the Company shall not create any new Officer Obligations and the Company shall not grant to any officer, director or Employee an increase in compensation in any form, make any loan, or grant any options to any officer, director or Employee, or take any action with respect to the grant of any severance or termination pay arising from the Offer or a change of control of the Company or enter into any employment agreement with, any officer, director or Employee, or enter into any other agreement with respect to any increase of benefits payable under its current severance or termination pay or any other policies, other than to permit the accelerated vesting of Options in accordance with the provisions of the Stock Option Plan;

(h)           the Company shall not adopt or amend or make any contribution to any bonus, profit sharing, option, pension, retirement, deferred compensation, insurance,

incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of Employees except: with respect to its obligations under existing provisions of any of the Company Plans;

(i)            the Company shall not undertake any reorganization of the Company or its Subsidiaries or enter into any transaction or series of transactions, take any action or permit any action that would have the effect of preventing the Offeror from obtaining a full tax cost “bump” pursuant to paragraph 88(1)(d) of the Tax Act in respect of the shares of any affiliates or subsidiaries and other non-depreciable capital property directly owned by the Company on March 21, 2010; and

(j)            the Company shall, to the extent the Company has the right to direct the sale of Common Shares owned by Kinross Gold Corporation (“Kinross”) contained in section 5 of the Equity Participation Agreement, exercise that right in favour of, and cause such Common Shares to be tendered to, the Offer, but if such rights cannot be complied with without contravening the Equity Participation Agreement, the Company agrees to forego any rights to direct a sale of such Common Shares that it has under Section 5 of the Equity Participation Agreement during the currency of the Offer.

ARTICLE 6
COVENANTS OF THE COMPANY

The Company hereby covenants and agrees for the benefit of the Offeror to do the following:

6.1          Non-Solicitation

(a)           Except as otherwise provided in this Article 6, the Company shall not, directly or indirectly, through any of its Subsidiaries’ Representatives, (i) solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiries, offers or proposals regarding an Alternative Transaction, (ii) enter into or participate in any discussions or negotiations regarding an Alternative Transaction; (iii) withdraw, modify or qualify (or propose to do so) in a manner adverse to the Offeror, the approval or Recommendation of the Board of Directors of the Offer, (iv) approve, recommend or remain neutral for longer than 5 days regarding, or propose publicly to approve, recommend or remain neutral for longer than 5 days regarding, any Alternative Transaction, or (v) accept, recommend, approve or enter into any agreement, understanding or arrangement in respect of an Alternative Transaction; provided that nothing contained in this Agreement shall prevent the Board of Directors or its Subsidiaries Representatives from doing any of the things otherwise prohibited by the foregoing in respect of any Person who has made an unsolicited bona fide, written proposal regarding a transaction that:

(i)            did not result from a breach of this Section 6.1;

(ii)           involves the acquisition or offer by such Person of all of the outstanding Common Shares or all or substantially all of the consolidated assets of the Company;

(iii)          the Board of Directors has determined in good faith is funded or in respect of which adequate arrangements (in compliance with applicable Securities Laws) have been made to ensure that the required funds will be available to effect payment in full for all of the Common Shares (on a Fully-Diluted Basis) or assets as the case may be;

(iv)          would not be subject to any due diligence and/or access condition;

(v)           the Board of Directors has determined in good faith (after consultation with its outside legal counsel and receiving an opinion from its financial advisors) that the transaction (x) is reasonably capable of completion without undue delay taking into account all legal, financial, regulatory and other aspects of such transaction and the Person making such transaction, and (y) would, if consummated in accordance with its terms (but not assuming away any risk of non completion) result in a transaction that represents a premium of at least 3% in excess of the value represented by the Offer (including any adjustment to the terms and conditions of the Offer proposed by the Offeror pursuant to Section 6.2); and

(vi)          in the case of Section 6.1(a)(v), the Company shall have complied with all of the requirements of Section 6.2;

(any such transaction meeting all of the requirements of this Section 6.1(a) being referred to herein as a “Superior Proposal”).

(b)           The Company shall, and shall cause its and its Subsidiaries’ Representatives to, immediately terminate any existing discussions or negotiations with any Person (other than the Offeror) with respect to any proposal that constitutes, or which may reasonably be expected to constitute, an Alternative Transaction. The Company shall not amend, modify or waive any of the standstill provisions of the confidentiality agreements entered into by the Company with other parties relating to a potential Alternative Transaction, it being understood and agreed that the termination of a standstill agreement or a standstill provision that occurs as the result of the execution and delivery of this Agreement or the announcement of the Offer in accordance with the terms of such agreement is not a violation of this section. Immediately upon execution of this Agreement, the Company shall request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Company relating to any potential Alternative Transaction and shall use commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements.

(c)           The Company shall, as soon as practicable and in any event within 24 hours following receipt thereof notify the Offeror, at first orally and then in writing, of any proposal, inquiry, offer (or any amendment thereto) or request relating to or constituting a bona fide Alternative Transaction, any request for discussions or negotiations, and/or any request for non-public information relating to the Company or any of its Subsidiaries or for access to properties, books and records or a list of the Shareholders of the Company or Subsidiaries of which the Company’s Representatives, are or become aware, or any amendments to the foregoing. Such notice shall include a description of the terms and conditions of, and the identity of the Person making, any proposal, inquiry, offer (including any amendment thereto) or request, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. The Company shall keep the Offeror promptly and fully informed of the status, including any change to the material terms, of any such proposal, inquiry, offer or request, or any amendment to the foregoing, and will respond promptly to all inquiries by the Offeror with respect thereto, including requests to provide the Offeror (or its outside counsel) with copies of all documents and written communications relating to any such Alternative Transaction, request or inquiry exchanged between the Company or any of its Representatives, on the one hand, and the person making an Alternative Transaction or any of its Representatives, on the other hand.

(d)           Notwithstanding Section 6.1(a) or any provision of this Agreement to the contrary, if after the date of this Agreement, the Company receives a request for non-public information from a Person who proposes an unsolicited bona fide Alternative Transaction (that was not solicited, encouraged or facilitated after the date hereof in contravention of Section 6.1(a), and the Board of Directors determines in good faith consultation with its financial advisors and its legal counsel, that such Alternative Transaction would be, if consummated in accordance with its terms, reasonably likely to result in a Superior Proposal then, and only then, the Company may provide such Person with access to information regarding the Company, subject to the execution of a confidentiality agreement on terms no less favourable to the Company and no more favourable to the counterparty than the Confidentiality Agreement, (except that it shall not preclude that Person from making an Alternative Transaction) provided however that the Company sends a copy of any such confidentiality agreement to the Offeror promptly upon its execution and the Offeror is provided with a list of or copies of the information provided to such person and is immediately provided with access to similar information to which such person was provided and the Company may also enter into or participate in any discussions or negotiations with respect to such Alternative Transaction.

(e)           The Company shall ensure that its and its Subsidiaries’ Representatives are aware of the provisions of this Section 6.1 and the Company shall be responsible for any breach of this Section 6.1 by such Representatives.

(f)            Nothing contained in this Section 6.1 shall prohibit the Board of Directors from making any disclosure to the Shareholders prior to the Expiry Date if, in the good faith judgment of the Board of Directors, after consultation with outside counsel, such disclosure is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties or is otherwise required under applicable Laws.

6.2          Right to Match

(a)           Subject to Section 6.2(b), the Company covenants that it will not accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal (other than a confidentiality agreement permitted by Section 6.1(d)) unless:

(i)            the Company has complied with its obligations under the other provisions of this Article 6 and has provided the Offeror with a copy of the Superior Proposal;

(ii)           a period (the “Response Period”) of five Business Days or such shorter period as may then remain until the Expiry Date shall have elapsed from the date on which the Offeror received written notice from the Board of Directors that the Board of Directors has determined, subject only to compliance with this Section 6.2, to accept, approve, recommend or enter into a binding agreement to proceed with the Superior Proposal;

(iii)          after the Response Period (if the Offeror has proposed to amend the terms of this Agreement in accordance with Section 6.2(b), the Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that such Alternative Transaction continues to constitute a Superior Proposal; and

(iv)          the Company concurrently terminates this Agreement pursuant to Section 9.1(i) and pays to the Offeror the Termination Fee pursuant to Section 6.3.

(b)           During the Response Period, the Offeror will have the right, but not the obligation, to offer to amend in writing the terms of the Offer. The Board of Directors will review any such written amendment to determine whether the Alternative Transaction to which the Offeror is responding would continue to be a Superior Proposal when assessed against the Offer as it is proposed by the Offeror as amended. If the Board of Directors does not in good faith so determine, the Board of Directors will cause the Company to enter into an amendment to this Agreement reflecting the offer by the Offeror to amend the terms of the Offer and upon the execution by the Parties of such amendment will reaffirm its recommendation of the Offer, as so amended. If the Board of Directors does in good faith so determine, the Company may approve, recommend, accept or enter into an agreement, understanding or arrangement to proceed with the Superior Proposal.

(c)                                  Each successive amendment to any Alternative Transaction that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Shareholders shall constitute a new Alternative Transaction for the purposes of this Section 6.2(a) and the Offeror shall be afforded a new Response Period in respect of each such Alternative Transaction.

6.3                               Termination Fee

(a)                                  If after the execution of this Agreement:

(i)                                   the Offeror shall have terminated this Agreement pursuant to Section 9.1(g), then the Company shall pay to the Offeror, within one (1) Business Day of termination of this Agreement, the amount of $17,500,000 in immediately available funds to an account designated by the Offeror (the “Termination Fee”);

(ii)                                the Company shall have terminated this Agreement pursuant to Section 9.1(i), then the Company shall pay the Offeror the Termination Fee prior to or concurrently with entering into the definitive agreement relating to the Superior Proposal;

(iii)                             the Offeror shall have terminated this Agreement pursuant to clause (i) of Section 9.1(f) on the basis that the Company materially breached any covenant in Section 6.1 or 6.2 then the Company shall pay the Offeror the Termination Fee within one (1) Business Day of termination of this Agreement;

(iv)                            on or after the date hereof and prior to the Expiry Time, an Alternative Transaction is publicly announced or any person has publicly announced an intention to make an Alternative Transaction and such Alternative Transaction either:

(A)                              has been accepted by the Board of Directors; or

(B)                                has not expired, been withdrawn or been publicly abandoned, and

(1)                                  the Offer is not completed as a result of either (a) the Minimum Condition not having been met or (b) the sale not having been consummated by the Outside Date, and

(2)                                  within 12 months of the termination of this Agreement any Person either (a) acquires, directly or indirectly, (i) more than 50% of the issued and outstanding Common Shares, or (ii) more than a 50% interest in the Hammond Reef property or (b) enters into a binding commitment to do any of the foregoing;

in which case the Termination Fee shall be paid to the Offeror by the Company on the earliest of the date that an Alternative Transaction is accepted by the Board of Directors or concurrently with such acquisition of such Common Shares or assets; and

(b)                                 For greater certainty, the Company shall not be obligated to make more than one Termination Fee payment under Section 6.3 if one or more of the events specified therein occurs.

6.4                               Injunctive Relief

Nothing contained herein shall preclude a Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such acts, covenants or agreements, without the necessity of posting a bond or security in connection therewith. Without limiting the generality of the foregoing, the Offeror shall be entitled to obtain specific performance in the event of a breach by the Company of its obligations under Section 6.3.

6.5                               Board of Directors of the Company

Immediately following the acquisition pursuant to the Offer by the Offeror of such number of Common Shares as is at least equal to the Minimum Condition, if so requested by the Offeror, the Company shall use its commercially reasonable efforts to facilitate the reconstitution of the Board of Directors through resignations of the Company’s directors and the appointment of nominees of the Offeror in their stead.

6.6                               Consents

The Company shall use its commercially reasonable best efforts to obtain any consent from or to provide notice to any Person where consent is required or that has a right to receive notice in respect of this Agreement or the transaction contemplated hereunder.

6.7                               Market Purchases

Notwithstanding the provisions of the Confidentiality Agreement, the Company hereby consents to the acquisition by the Offeror and/or one or more of its Affiliates, of Common Shares other than pursuant to the terms of the Offer by way of open market purchases or otherwise, provided that such Common Shares are acquired in accordance with applicable Securities Laws.

6.8                               Cooperation

Subject to the fulfillment by the directors of their fiduciary duties, the Company shall cooperate with any solicitation agent retained by the Offeror, at the Offeror’s sole expense (separate and apart from the arrangements contemplated by Section 2.7), and shall use, and shall cause its Subsidiaries, as the case may be, to take, or refrain from taking, such action as may be reasonably requested by the Offeror, in furtherance of such cooperation.

ARTICLE 7
COVENANTS OF OFFEROR

7.1                               Directors’ and Officers’ Insurance; Indemnification

(a)                                  On or before the Effective Time, at the election of the Offeror, the Offeror shall either secure, or cause the Company to secure, pre-paid, non-cancellable directors’ and officers’ liability insurance for the Company’s present and former directors and officers and those of the Subsidiaries, covering claims made prior to and within six years after the Effective Time, on a “trailing” or “run-off” basis, which policy has scope and coverage substantially equivalent in scope and coverage to that provided by the Company’s current directors’ and officers’ insurance policy.

(b)                                 From and after the Effective Time, the Offeror agrees to maintain in place the insurance policy referenced in Section 7.1(a) of this Agreement and agrees not to take any action, or to cause the Company to take any action, to terminate such directors’ and officers’ liability insurance or any indemnity agreements in place for the current and former directors and officers of the Company and its Subsidiaries.

(c)                                  The provisions of this Section 7.1 are intended to be for the benefit of, and will be enforceable by, each individual referred to therein, his or her heirs and successors and his or her legal representatives and, for such purpose, the Company and any successor of the Company, including but not limited to the Offeror hereby confirms that it is acting as agent on their behalf. Furthermore, the provisions of this Section 7.1 shall survive the termination of this Agreement.

7.2                               Officers and Employees

The Offeror covenants to cause the Company and its Subsidiaries to comply with all of the obligations of the Company and its Subsidiaries to the officers and employees of the Company and its Subsidiaries pursuant to applicable Laws and the terms and conditions of all Contracts relating to such employees and officers, provided that the Company shall have disclosed to the Offeror in the Company Disclosure Letter all payments to be made to directors, officers and employees of the Company and its Subsidiaries upon the completion of the Offer, whether pursuant to severance, termination, change of control or other provisions triggered by the completion of the Offer.

ARTICLE 8
MUTUAL COVENANTS

8.1                               Notice Provisions

(a)                                  Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time of any event or state of facts of which it is aware which occurrence or failure would, or would be reasonably likely to:

(i)                                     cause any of the representations or warranties of either Party contained herein to be untrue or inaccurate in any material respect; or

(ii)                                  result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by either Party hereunder prior to the Expiry Time, the Take-Up Date or the Effective Time, as applicable.

(b)                                 Each Party will give prompt notice to the other if at any time before the Expiry Time it becomes aware that the Bid Circular, the Directors’ Circular, an application for an order, any registration, consent, circular or approval, or any other filing under applicable Laws contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in the light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Bid Circular, the Directors’ Circular, such application, registration, consent, circular, approval or filing, and the Offeror and the Company shall co-operate in the preparation of any amendment or supplement to the Bid Circular, the Directors’ Circular, application, registration, consent, circular, approval or filing, as required.

8.2                               Additional Agreements and Filings

Subject to the terms and conditions herein provided, each of the Parties agrees to use its reasonable efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using commercially reasonable efforts:

(a)                                  to obtain all necessary consents, approvals and authorizations as are required to be obtained under applicable Law;

(b)                                 to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby;

(c)                                  to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby;

(d)                                 to effect all necessary registrations and other filings and submissions of information requested by Governmental Authorities or required under any applicable Securities Laws, or any other Law relating to the transactions contemplated herein;

(e)                                  to execute and deliver such documents as the other Party may reasonably require; and

(f)                                    to fulfil all conditions within its power and satisfy all provisions of this Agreement, the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction.

8.3                               Access to Information

Subject to the existing Confidentiality Agreement and upon reasonable notice, each party shall afford the other party’s (and its Affiliates’ and related entities’) employees, directors, officers, consultants, agents and professional advisors reasonable access, during normal business hours and at such other time or times as such party may reasonably request from the date hereof and until the expiration of this Agreement, to its and its Subsidiaries respective properties, books, contracts and records as well as to its and its Subsidiaries respective management personnel, and, during such period, each party shall furnish promptly to the other party in writing all information concerning its and its Subsidiaries respective businesses, properties and personnel as the other party or its Representatives may reasonably request.

8.4                               Publicity

The Offeror and the Company agree to make a joint press release with respect to this Agreement and the transactions contemplated herein as soon as practicable after the date hereof. The Offeror and the Company further agree that, from the date hereof until the earlier of the completion of the Offer and the termination of this Agreement, there will be no public announcement or other disclosure of the transactions contemplated by this Agreement unless they have mutually agreed thereto or unless otherwise required by applicable Law, based on the advice of counsel. If the Company is required by Law to make a public announcement with respect to the transactions contemplated herein, it will provide as much notice as reasonably possible, including the proposed text of the announcement.

8.5                               Privacy Matters

(a)                                  The Company covenants and agrees to advise the Offeror of all purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates and all additional purposes where the Company has notified the individual of such additional purpose, and where required by law, obtained the consent of such individual to such use or disclosure.

(b)                                 The Offeror covenants and agrees to:

(i)                                     prior to the completion of the transactions contemplated herein, collect, use and disclose the Transferred Information solely for the purpose of reviewing and completing the transactions contemplated herein, including the determination to complete such transactions;

(ii)                                  after the completion of the transactions contemplated herein:

(A)                              collect, use and disclose the Transferred Information only for those purposes for which the Transferred Information was initially collected from or in respect of the individual to which such Transferred Information relates or for the completion of the transactions contemplated herein, unless:

(1)                                  the Company or the Offeror has first notified such individual of such additional purpose, and where required by law, obtained the consent of such individual to such additional purpose, or

(2)                                  such use or disclosure is permitted or authorized by law, without notice to, or consent from, such individual;

(B)                                where required by Law, promptly notify the individuals to whom the Transferred Information relates that the transactions contemplated herein have taken place and that the Transferred Information has been disclosed to the Offeror; and

(C)                                return or destroy the Transferred Information, at the option of the Company, should the transactions contemplated herein not be completed.

ARTICLE 9
TERMINATION, AMENDMENT AND WAIVER

9.1                               Termination

This Agreement may be terminated:

(a)                                  by mutual consent;

(b)                                 either by the Offeror or by the Company if any Law makes the making or completion of the Offer or the transactions contemplated by this Agreement illegal or otherwise prohibited;

(c)                                  by the Offeror prior to the mailing of the Bid Circular if any condition contained in Section 2.2, including all schedules referenced therein, is not satisfied or waived by the Offeror at or before mailing the Bid Circular;

(d)                                 by either the Offeror or the Company if the Expiry Date does not occur on or prior to the Outside Date, provided that the failure of the Expiry Date to so occur is not the result of the breach of a representation, warranty or covenant by the party terminating this Agreement;

(e)                                  by the Company if (i) the Offeror shall not have performed in all material respects any covenant to be performed by it under this Agreement; or (ii) any representation and warranty made by the Offeror in this Agreement that is qualified by materiality or the expression “Material Adverse Effect” is not true and correct or any other representation or warranty made by the Offeror in this

Agreement not so qualified is not true and correct in all material respects (except to the extent that such representations and warranties speak as of an earlier date which representations and warranties if not true and correct shall not have been true and correct as of that date) and, in any case is not curable or, if curable, is not cured by the earlier of the date which is five Business Days from the date of written notice of such breach and the Expiry Time, provided however, any intentional breach shall be deemed to be not curable; or (iii) if there has been a Material Adverse Change in respect of the Offeror;

(f)                                    by the Offeror if (i) the Company shall not have performed in all material respects, or the Company shall have intentionally or knowingly breached, any covenant in Sections 6.1 or 6.2 hereof, (ii) the Company shall not have performed in all material respects any other covenant to be performed by it under this Agreement, or (iii) any representation or warranty made by the Company in this Agreement that is qualified by materiality or the expression “Material Adverse Effect” is not true and correct or any other representation or warranty made by the Company in this Agreement not so qualified is not true and correct in all material respects (except to the extent that such representations and warranties speak as of an earlier date which representations and warranties if not true and correct shall not have been true and correct as of that date) and, in any case is not curable or, if curable, is not cured by the earlier of the date which is five Business Days from the date of written notice of such breach and the Expiry Time, provided however, that any intentional breach shall be deemed not to be curable;

(g)                                 by the Offeror if the Board of Directors shall have: (i) withdrawn, modified, changed or qualified its approval or Recommendation of the Offer, (ii) approved or recommended or publicly proposes to approve or recommend an Alternative Transaction or entered into a binding written agreement in respect of an Alternative Transaction (other than a confidentiality agreement permitted by Section 6.1(d)) or (iii) upon the written request of the Offeror, failed to publicly recommend or reaffirm its approval of the Offer within five (5) Business Days of any written request by the Offeror (or in the event that the Offer shall be scheduled to expire within such five Business Day period, prior to the scheduled expiry of the Offer);

(h)                                 by the Company if (i) the Offeror has not mailed the Bid Circular by the Latest Mailing Time; (ii) the Offer (or any amendment thereto other than as permitted hereunder or any amendment thereof that has been mutually agreed to by the Parties) does not conform in all material respects with Schedule “A” or any amendment thereof that has been mutually agreed to by the Parties and such non conformity is not cured within five Business Days; (iii) the Offer has been terminated, withdrawn or expires without the Common Shares being taken up thereunder; or (iv) if the Offeror has not taken up and paid for at least 50.1% of the issued and outstanding Common Shares by the Outside Date;

(i)                                     by the Company in order to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality agreement permitted by Section 6.1(d)), in compliance with Section 6.2;

(j)                                     by the Offeror if the Minimum Condition is not satisfied or any other condition of the Offer shall not be satisfied or waived at the Expiry Time of the Offer (as such Expiry Time may be extended from time to time by the Offeror in accordance with the terms hereof);

(k)                                  by either the Offeror or the Company if the Offer terminates or expires at the Expiry Time without the Offeror taking up and paying for any of the Common Shares as a result of the failure of any condition to the Offer to be satisfied or waived, unless the failure of such condition shall be due to the failure of the party seeking to terminate this Agreement to perform the obligations required to be performed by it under this Agreement;

(l)                                     by the Offeror, if the Termination Fee becomes payable; or

(m)                               by the Company, if the Termination Fee becomes payable and payment thereof has been made to the Offeror,

in each case, prior to the Effective Time.

9.2                               Effect of Termination

In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of the Offeror or the Company hereunder except as set forth in Section 6.3, Section 6.4 and Section 8.5 and this Section 9.2, which provisions shall survive the termination of this Agreement.

9.3                               Amendment

This Agreement may be amended by mutual agreement between the Parties. It may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

9.4                               Waiver

Each of the Offeror, on the one hand, and the Company, on the other hand, may:

(a)                                  extend the time for the performance of any of the obligations or other acts of the other;

(b)                                 waive compliance with the other’s agreements or the fulfilment of any conditions to its own obligations contained herein; or

(c)                                  waive inaccuracies in any of the other’s representations or warranties contained herein or in any document delivered by the other Party;

provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE 10
GENERAL PROVISIONS

10.1                        Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a Party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the Party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, then the next succeeding Business Day, in the place of receipt) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a Business Day, if not, then the next succeeding Business Day) unless actually received after 5:00 p.m. (local time in the place of receipt) at the point of receipt in which case it shall be deemed to have been given and received on the next Business Day.

The address for service for each of the Parties hereto shall be as follows:

(a)                                  if to the Company:

611 – 675 West Hastings Street
Vancouver, BC V6B 1N2

Fax:	604 669-8543
Attention:	Ronald K. Netolitzky, Chairman

with a (which shall not constitute services) copy to:

DuMoulin Black LLP Barristers and Solicitors 10th Floor, 595 Howe Street Vancouver, BC V6C 2T5

Fax:	604 687-8722
Attention:	Corey M. Dean

(b)                                 if to the Offeror:

1100 rue de la Gauchetière Ouest Suite 300 Montréal, Québec H3B2S2

Fax:	(514) 933-3290
Attention:	Sean Roosen, President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Fraser Milner Casgrain LLP 1 First Canadian Place Suite 3900, 100 King Street West Toronto, Ontario M5X 1B2

Fax:	(416) 863-4592
Attention:	John Sabine

10.2                        Miscellaneous

This Agreement:

(a)                                  except for the Confidentiality Agreement, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the Parties, with respect to the subject matter hereof;

(b)                                 shall be binding upon and enure to the benefit of the Parties and their respective successors and assigns; and

(c)                                  does not give any other Person (including any Shareholder) any right or recourse whatsoever other than as contemplated in Section 7.1.

The Parties shall be entitled to rely upon delivery of an executed facsimile copy of the Agreement, and such facsimile copy shall be legally effective to create a valid and binding agreement among the Parties.

10.3                        Binding Effect and Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties without the prior express written consent of the other Party.

10.4                        Expenses

Subject to Section 6.3 hereof and the terms of the Confidentiality Agreement all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee, cost or expense, whether or not the Offer is consummated.

10.5                        Survival

Subject to Section 9.2, the representations and warranties of the Company and the Offeror contained in this Agreement shall not survive the completion of the Offer, and shall expire and be terminated on the earlier of the Effective Time or the termination of this Agreement in accordance with its terms.

10.6                        Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.7                        Counterpart Execution

This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the Company and the Offeror have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OSISKO MINING CORPORATION

Per:	“Sean Roosen”
	Name:	Sean Roosen
	Title:	President and Chief Executive Officer

BRETT RESOURCES INC.

Per:	“Ronald K. Netolitzky”
	Name:	Ronald K. Netolitzky
	Title:	Chairman

SCHEDULE “A”

CONDITIONS OF THE OFFER

The Offeror will have the right to withdraw the Offer and not take up and pay for, or, subject to the terms and conditions of this Agreement, extend the period of time during which the Offer is open and postpone taking up and paying for, the Common Shares deposited under the Offer (including Common Shares issued after the date of the Offer and prior to the Expiry Time on the exercise of Options and Warrants) unless all of the following conditions are satisfied or the Offeror has waived them in whole or in part at or prior to the relevant Expiry Time:

(a)                                  there shall have been validly deposited under the Offer and not withdrawn as at the Expiry Time, such number of Common Shares which, together with any Common Shares beneficially owned or over which control or direction is exercised by the Offeror and its Affiliates and joint actors, represents at least 66 2/3% of the issued and outstanding Common Shares (the “Minimum Condition”);

(b)                                 all government or regulatory approvals (including those of applicable stock exchanges or securities law regulatory authorities) that in the Offeror’s reasonable judgement are necessary to complete the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to the Offeror, acting reasonably;

(c)                                  all required shareholder approvals that are necessary under applicable Laws, including for greater certainty any requirements of the TSX and the TSXV, to complete the Offer shall have been obtained, each on terms and conditions satisfactory to the Offeror, acting reasonably;

(d)                                 all required consents and authorizations that in the Offeror’s reasonable judgement are necessary to satisfy Officer Obligations arising out of severance and change of control payments, as set out in the Company Disclosure Letter shall have been obtained;

(e)                                  (i)                                     no act, action, suit, demand or proceeding shall have been taken by or before any Canadian or foreign court, tribunal or Governmental Authority or administrative agency or commission or by or before any elected or appointed public official in Canada or elsewhere; and

(ii)                                  no law, regulation or policy shall have been proposed, enacted, promulgated or applied; in each case

(A)                              to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of any of the Common Shares or the right of the Offeror to own or exercise full rights of ownership of the Common Shares (either pursuant to the Offer or a Subsequent Acquisition Transaction); or

(B)                                which, if the Offer or Compulsory Acquisition or Subsequent Acquisition Transaction was consummated, would reasonably be expected to lead to a Material Adverse Change or to materially adversely affect the Offeror;

(C)                                which would materially and adversely affect the ability of Offeror to proceed with the Offer (or any Compulsory Acquisition or any Subsequent Acquisition Transaction) and/or take up and pay for any Common Shares deposited under the Offer;

(D)                               seeking to prohibit or limit the ownership or operation by the Offeror of any material portion of the business or assets of the Company or the Subsidiaries or to compel the Offeror to dispose of or hold separate any material portion of the business or assets of the Company or any of the Subsidiaries as a result of the Offer (or any Compulsory Acquisition or any Subsequent Acquisition Transaction);

(f)                                    the Offeror shall have determined, in its sole judgment, acting reasonably, that there does not exist any prohibition at Law against the Offeror making or maintaining the Offer, taking up and paying for any Common Shares deposited under the Offer or completing any Compulsory Acquisition or Subsequent Acquisition Transaction;

(g)                                 the Offeror shall have determined, in its sole judgment, acting reasonably, that there has not occurred any Material Adverse Change;

(h)                                 the Offeror shall have determined, in its sole judgment, acting reasonably, that:

(i)                                     all representations and warranties of the Company qualified by references to materiality or to Material Adverse Effect shall be true and correct in all respects,

(ii)                                  all representations and warranties not qualified by materiality or to Material Adverse Effect shall be true and correct in all material respects, in either case as if made on and as of the date of the expiry of the Offer (except to the extent such representations and warranties speak as to an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date); and

(iii)                               the Company has performed all of the covenants and agreements to be performed by it under the Agreement in all material respects;

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and the Offeror shall have received a certificate to that effect from the President and Chief Executive Officer and the Chief Financial Officer (or other officer reasonably satisfactory to the Offeror) to that effect;

(i)                                     the Company shall not have knowingly or intentionally breached a covenant in Article 6 of the Agreement; and

(j)                                     the Agreement shall not have been terminated or the Offeror shall have determined in its sole judgment, acting reasonably, that such termination shall not affect the ability of the Offeror to consummate the Offer or to complete a Compulsory Acquisition or Subsequent Acquisition Transaction or that such termination was not related to any matter that is materially adverse to the business of the Company or to the value of the Common Shares to the Offeror.

The foregoing conditions shall be for the exclusive benefit of the Offeror, and may be asserted by the Offeror, at any time.

Subject to the terms of the Support Agreement, the Offeror may waive any of the foregoing conditions, other than (a) above, in whole or in part at any time and from time to time, both before and after the relevant Expiry Time, without prejudice to any other rights that the Offeror may have.

The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. The conditions listed above shall be conclusively deemed to have been satisfied or waived upon the taking-up by the Offeror of any Common Shares pursuant to the Offer.

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SCHEDULE “B”

REGULATORY APPROVALS

Offeror Regulatory Approvals

1.             Approval of the Toronto Stock Exchange

Company Regulatory Approvals

1.             Approval of the TSX Venture Exchange